EXHIBIT 10.1

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                           CONFIDENTIAL & PROPRIETARY

                     PARTNERSHIP INTEREST PURCHASE AGREEMENT

                                      among

                           SHENANDOAH MOBILE COMPANY,

                      SHENANDOAH TELECOMMUNICATIONS COMPANY

                                       and

                    CELLCO PARTNERSHIP d/b/a VERIZON WIRELESS

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                                Table of Contents

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                                                                                           Page
ARTICLE I       THE TRANSACTION .........................................................    2
         1.1  Purchase and Sale .........................................................    2
         1.2  Related Assets ............................................................    2
         1.3  Purchase Price ............................................................    2
         1.4  Purchase Price Adjustment .................................................    2
         1.5  Payment of Purchase Price .................................................    5
         1.6  Closing ...................................................................    5
         1.7  Deliveries and Proceedings at Closing .....................................    5
         1.8  Rights of First Refusal ...................................................    6

ARTICLE II      REPRESENTATIONS AND WARRANTIES ..........................................    8
         2.1  Representations and Warranties of Seller and Parent .......................    8
              2.1.1    Organization and Authority of Seller and Parent ..................    8
              2.1.2    Organization and Capitalization of the Partnership ...............    9
              2.1.3    Compliance with Law; Authorizations ..............................   10
              2.1.4    Litigation .......................................................   12
              2.1.5    Contracts and Other Agreements ...................................   12
              2.1.6    No Conflicts; Consents ...........................................   15
              2.1.7    Taxes ............................................................   15
              2.1.8    Environmental Matters ............................................   16
              2.1.9    Title; Real and Personal Property ................................   21
              2.1.10   Condition of Assets ..............................................   23
              2.1.11   Books of Account; Financial Statements; CapEx Budget .............   24
              2.1.12   Absence of Undisclosed Liabilities ...............................   24
              2.1.13   Inventory ........................................................   25
              2.1.14   Accounts Receivable ..............................................   25
              2.1.15   Material Changes .................................................   26
              2.1.16   Labor Relations ..................................................   27
              2.1.17   Compensation Arrangements ........................................   27
              2.1.18   Employee Benefit Plans and Arrangements ..........................   28
              2.1.19   Transactions With Related Parties and Alltel .....................   30
              2.1.20   Insolvency .......................................................   31
              2.1.21   Insurance ........................................................   31
              2.1.22   No Third Party Options ...........................................   32
              2.1.23   Intellectual Property Matters ....................................   32
              2.1.24   No Interest in Other Entities ....................................   32
              2.1.25   Availability of Documents ........................................   33
              2.1.26   No Other Business ................................................   33
              2.1.27   Maintenance of Personal Property .................................   33
              2.1.28   Subscriber Accounts ..............................................   33
              2.1.29   Bank Accounts ....................................................   33
              2.1.30   Brokers or Finders ...............................................   33
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                                       i
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              2.1.31   Completeness of Disclosure .......................................   33
         2.2  Representations and Warranties of Buyer ...................................   33
              2.2.1    Partnership Existence and Authority ..............................   33
              2.2.2    No Conflicts; Consents ...........................................   34
              2.2.3    Litigation .......................................................   34
              2.2.4    Brokers or Finders ...............................................   34
              2.2.5    FCC Matters ......................................................   35
              2.2.6    Availability of Funds ............................................   35
              2.2.7    No Outside Reliance ..............................................   35
              2.2.8    No Intent to Cancel ..............................................   35
              2.2.9    Completeness of Disclosure .......................................   35
              2.2.10   Other Materials ..................................................   35
         2.3  Survival of Representations and Warranties ................................   36

ARTICLE III     COVENANTS AND AGREEMENTS ................................................   36
         3.1  Covenants of Seller and Parent Pending the Closing ........................   36
              3.1.1    Conduct of the Business in the Ordinary Course ...................   36
              3.1.2    Maintenance of Assets and Insurance ..............................   38
              3.1.3    Intentionally Deleted ............................................   38
              3.1.4    Efforts; Relationships; Cooperation ..............................   38
              3.1.5    Access ...........................................................   39
              3.1.6    Non-solicitation .................................................   39
              3.1.7    Press Releases ...................................................   39
              3.1.8    Compliance with Authorizations ...................................   39
              3.1.9    Updates ..........................................................   39
              3.1.10   Delivery of Financial Statements .................................   40
         3.2  Covenants of Buyer Pending the Closing ....................................   40
              3.2.1    Actions of Buyer .................................................   40
              3.2.2    Press Releases ...................................................   40
              3.2.3    Updates ..........................................................   40
              3.2.4    Non-Solicitation .................................................   40
              3.2.5    Switch Sharing Agreement .........................................   41
         3.3  Mutual Covenants ..........................................................   41
              3.3.1    Certain Filings and Consents .....................................   41
              3.3.2    Non-Disclosure ...................................................   42
              3.3.3    Maintenance of Books and Records .................................   42
              3.3.4    Compliance with this Agreement; Cooperation ......................   43
              3.3.5    Other Regulatory Requirements ....................................   43
              3.3.6    Use of Seller's Names and Logos ..................................   43
         3.4  Covenants Regarding Employees and Employee Benefits .......................   44
              3.4.1    Access to Employees ..............................................   44
              3.4.2    Employment Termination and Related Benefits ......................   44
              3.4.3    Communications With Employees ....................................   44
              3.4.4    No Third Party Rights ............................................   44
              3.4.5    COBRA ............................................................   44
              3.4.6    Employee Benefit Plans ...........................................   45
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                                       ii
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
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         3.5  Covenants Regarding Tax Matters ...........................................   45
         3.6  Additional Covenants of Seller and Parent .................................   47
              3.6.1    Restructuring of Certain Leases ..................................   47
              3.6.2    Termination of Various Agreements ................................   47
              3.6.3    Contour Extension Agreements .....................................   49
              3.6.4    Recording of Memoranda of Leases .................................   49

ARTICLE IV        CONDITIONS PRECEDENT TO CLOSING .......................................   49
         4.1  Conditions Precedent to Obligations of Buyer ..............................   49
              4.1.1    Representations and Warranties True as of the Closing ............   49
              4.1.2    Compliance with this Agreement ...................................   50
              4.1.3    Closing Certificates .............................................   50
              4.1.4    Opinions of Counsel for Seller and Parent ........................   50
              4.1.5    No Threatened or Pending Litigation ..............................   50
              4.1.6    Material Adverse Effect ..........................................   50
              4.1.7    Regulatory Approvals .............................................   51
              4.1.8    Required Consents ................................................   51
              4.1.9    Master Site Agreement ............................................   51
              4.1.10   Transition Services Agreement ....................................   51
              4.1.11   ROFR .............................................................   52
              4.1.12   Restructuring of Certain Leases ..................................   52
              4.1.13   Recording of Memoranda of Leases .................................   52
         4.2  Conditions Precedent to the Obligations of Seller .........................   52
              4.2.1    Representations and Warranties True as of the Closing Date .......   52
              4.2.2    Compliance with this Agreement ...................................   52
              4.2.3    Closing Certificate ..............................................   52
              4.2.4    No Threatened or Pending Litigation ..............................   53
              4.2.5    Regulatory Approvals .............................................   53
              4.2.6    Master Site Agreement ............................................   53
              4.2.7    ROFR .............................................................   53

ARTICLE V       INDEMNIFICATION .........................................................   53
         5.1  General Indemnification Obligation of Seller and Parent ...................   53
         5.2  General Indemnification Obligations of Buyer ..............................   54
         5.3  Indemnification Procedures ................................................   55
         5.4  Payment ...................................................................   57
         5.5  Other Rights and Remedies .................................................   58
         5.6  Threshold and Cap .........................................................   58
         5.7  Environmental Remediation .................................................   59

ARTICLE VI      MISCELLANEOUS ...........................................................   60
         6.1  Termination ...............................................................   60
         6.2  Expenses ..................................................................   61
         6.3  Sales, Transfer and Documentary Taxes .....................................   61
         6.4  Further Assurances ........................................................   61
         6.5  Confidentiality Undertaking by Seller and Parent ..........................   62
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                                      iii
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         6.6  Contents of Agreement; Parties in Interest ................................   62
         6.7  Assignment and Binding Effect .............................................   62
         6.8  Waiver ....................................................................   63
         6.9  Notices ...................................................................   63
         6.10 Remedies ..................................................................   64
         6.11 Schedules and Exhibits ....................................................   64
         6.12 Governing Law .............................................................   64
         6.13 No Benefit to Others ......................................................   64
         6.14 Headings, Gender, "Person," "including" and "Knowledge" ...................   65
         6.15 Severability ..............................................................   65
         6.16 Counterparts ..............................................................   65
         6.17 Partnership Obligations ...................................................   65


                                       iv
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                             INDEX OF DEFINED TERMS

Term                                                  Location
----                                                  --------

Agreement                                             Opening Paragraph
Alltel                                                Recitals
Alltel Purchase Agreement                             4.1.11
Asserting Party                                       5.3(a)
Assignment and Assumption Agreement                   1.7(a)(ii)
ASTM Search Distance                                  2.1.8 (m)
Audited Financial Statements                          2.1.11(b)
Auditor Notice                                        1.4(d)
Authorizations                                        2.1.3(b)
Balance Sheet Liabilities                             1.4(a)
Business                                              Recitals
Buyer                                                 Opening paragraph
Buyer Material Adverse Effect                         4.2.1
Buyer Required Consents                               2.2.2(a)
Buyer's Documents                                     2.2.1(a)
Buyer's Interest                                      Recitals
CapEx Budget                                          2.1.11(d)
Cell Sites                                            2.1.9(d)
Claim Notice                                          5.3(a)
Closing                                               1.6
Closing Date                                          1.6
Closing Date Balance Sheet                            1.4(c)
COBRA                                                 2.1.18(e)(i)
Code                                                  1.7(a)(vi)
Confidential Business Information                     6.5
Construction Permits                                  2.1.3(b)
Contracts                                             2.1.5(b)
Current Assets                                        1.4(f)
Current Balance Sheet                                 2.1.11(b)
Current Balance Sheet Date                            2.1.11(b)
Currently Leased Property                             2.1.8(c)
Currently Owned Property                              2.1.8(c)
Defending Party                                       5.3(a)
Discharged                                            2.1.8 (d)(iv)
Dispute Notice                                        1.4(c)
DOL                                                   2.1.18(e)(vi)
Employee Benefit Plan                                 2.1.18(a)
Environmental Claims                                  2.1.8(m)
Environmental Laws                                    2.1.8(m)
Environmental Permits                                 2.1.8(m)
ERISA                                                 2.1.18(a)


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ERISA Affiliate                                       2.1.18(a)
Escrow Agent                                          1.5
Escrow Agreement                                      1.5
Escrow Amount                                         1.5
Existing Liens                                        2.1.9(b)
FCC                                                   Recitals
FCC Authorizations                                    2.1.3(b)
FCC Licenses                                          2.1.3(b)
FCC Order                                             1.7(a)(iv)
Final Order                                           4.1.7
Financial Statements                                  2.1.11(b)
Formerly Leased Property                              2.1.8(c)
Formerly Owned Property                               2.1.8(c)
GAAP                                                  1.4(b)
GP Designation Agreement                              1.8(a)
Hazardous Materials                                   2.1.8(m)
H.O.                                                  3.6.2(c)
including                                             6.14
Indemnification Cap                                   5.6(a)
Indemnified Buyer Losses                              5.6(a)
Indemnified Buyer Party                               5.1
Indemnified Seller Losses                             5.6(b)
Indemnified Seller Party                              5.2
Indemnifying Seller Parties                           5.2
Indemnifying Seller Party                             5.1
Independent Accountant                                1.4(d)
Initial Adjustments Amount                            1.4(b)
Intellectual Properties                               2.1.23(a)
Interim Financial Statements                          3.1.10
IRS                                                   2.1.18(e)(iv)
Know                                                  6.14
Knowledge                                             6.14
Leased Property                                       2.1.9(c)
Leases Requiring MOL's                                3.6.4
Liabilities                                           2.1.12(c)
Liens                                                 2.1.3(c)
Losses                                                5.1
Managed                                               2.1.8(d)(i)
Market                                                Recitals
Master Site Agreement                                 4.1.9
multi-employer plan                                   2.1.18.(f)
Notice Period                                         5.3(a)
Parent                                                Opening Paragraph
Partners                                              Recitals
Partnership                                           Recitals
Partnership Agreement                                 Recitals


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Partnership Interest                                  Recitals
Person                                                6.14
Pre-closing Taxes                                     3.5.2
Preliminary Closing Date Balance Sheet                1.4(b)
Preliminary Purchase Price                            1.3
Purchase Price                                        1.3
Purchase Price Adjustment                             1.4(a)
PV 2.1.5(f)
Related Party                                         2.1.19
Related Party Property                                2.1.9(b)
reasonably apprised                                   5.7
Remediation                                           5.7
Required Consents                                     2.1.6
Resolution Period                                     1.4(d)
ROFR                                                  1.8(a)
ROFR Notice                                           1.8(a)
SCC                                                   2.1.3(a)
Section 754 Election                                  3.5.3
Seller                                                Opening Paragraph
Seller Material Adverse Effect                        4.1.1
Seller's Closing Date Balance Sheet                   1.4(b)
Seller's Closing Payment                              1.5
Shenandoah Employee Benefit Plan                      2.1.18(a)
Shentel Information                                   6.5
SIU                                                   2.1.3(f)
Straddle Period Return                                3.5.2
Switch                                                Recitals
Switch Sharing Agreement                              Recitals
Switching Services                                    Recitals
System                                                Recitals
Tax Asset                                             3.5.8
Tax Returns                                           2.1.7
Tax Sharing Agreement                                 3.5.8
Taxes                                                 2.1.7
Threshold Amount                                      5.6
Transaction Documents                                 2.1.1(a)
Transition Services Agreement                         4.1.10
Unaudited Financial Statements                        2.1.11(b)
Working Capital Schedule                              1.4(c)

                     PARTNERSHIP INTEREST PURCHASE AGREEMENT

      THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT ("Agreement"), dated as of November 21, 2002, is entered into by and among SHENANDOAH MOBILE COMPANY, a Virginia corporation ("Seller"); SHENANDOAH TELECOMMUNICATIONS COMPANY, a Virginia corporation ("Parent"); and CELLCO PARTNERSHIP, a Delaware general partnership doing business as Verizon Wireless ("Buyer").

                                 R E C I T A L S

      WHEREAS, Seller owns a 66% general partner interest (the "Partnership Interest") in Virginia 10 RSA Limited Partnership, a Virginia limited partnership (the "Partnership") which was formed pursuant to the Agreement Establishing Virginia 10 RSA Limited Partnership (the "Partnership Agreement") dated as of January 1, 1990, among Seller, ALLTEL Communications, Inc., as successor in interest to Centel Cellular Company of Virginia ("Alltel"), and Buyer, as successor in interest to Contel Cellular, Inc. (together with Seller and Alltel, the "Partners");

      WHEREAS, Alltel owns a 33% limited partner interest in the Partnership and Buyer owns a 1% limited partner interest in the Partnership ("Buyer's Interest");

      WHEREAS, Seller is a wholly-owned direct subsidiary of Parent;

      WHEREAS, the Partnership is the sole holder of a cellular license granted by the Federal Communications Commission ("FCC") for the Virginia 10 B2 Rural Service Area #690 (the "Market");

      WHEREAS, the Partnership is the owner and operator of a wireless telecommunications system (the "System") in the Market and, in connection therewith, is engaged in the business of marketing, selling and providing wireless telecommunications service in the Market (the "Business");

      WHEREAS, Buyer (or an affiliate of Buyer) owns, controls and operates the switching facilities and equipment (collectively, the "Switch") that perform the switching and related services in connection with the operation of the System (the "Switching Services"), and Buyer (or an affiliate of Buyer) is currently providing such Switching Services to the Partnership pursuant to the terms of a Switch Sharing Agreement, dated as of December 20, 1990, as amended December 15, 1993, entered into between the Partnership and Buyer (or an affiliate of Buyer) (as successor to Washington D.C. SMSA Limited Partnership) (the "Switch Sharing Agreement"); and

      WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase and assume from Seller, the Partnership Interest, subject to and in accordance with the terms and conditions of this Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE I

                                 THE TRANSACTION

            1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Buyer, the Partnership Interest, including all of Seller's right, title and interest (legal and equitable) therein and all of Seller's rights under the Partnership Agreement, free and clear of all Liens, and Buyer shall pay the Purchase Price, purchase the Partnership Interest from Seller and assume and agree to perform and discharge all obligations of Seller under the Partnership Agreement that arise after the Closing and relate to the period after the Closing; provided, however, that Seller shall retain its rights under Section 16.1 of the Partnership Agreement, except to the extent that such rights are inconsistent with Seller's obligations under this Agreement.

            1.2   Related Assets.

            (a) Except for assets identified on Schedule 1.2(a) and assets covered by the Master Site Agreement contemplated by Section 4.1.9, if any Related Party owns or otherwise possesses any right, title or interest of any type or nature whatsoever in any assets that are related primarily to or used primarily in the Business, Seller and Parent shall cause their Related Parties to transfer such assets, free and clear of all Liens, to the Partnership prior to Closing at no cost to Buyer pursuant to instruments of transfer in form and substance reasonably satisfactory to Buyer, and Seller shall obtain all consents and give all notices necessary to do so and shall furnish copies of such consents and notices to Buyer prior to Closing.

            (b) Buyer acknowledges and agrees that Seller shall cause the Partnership to transfer the assets identified on Schedule 1.2(b) to Seller or a Related Party, as determined by Seller in its sole discretion, immediately prior to Closing pursuant to instruments of transfer in form and substance reasonably satisfactory to Seller and Buyer.

            1.3 Purchase Price. The purchase price to be paid by Buyer to Seller for the Partnership Interest shall be $37 million (the "Preliminary Purchase Price"), subject to adjustment at and following Closing as provided in Section 1.4 below (as so adjusted, the "Purchase Price"), and payable by Buyer to Seller in accordance with Section 1.5 below.

            1.4   Purchase Price Adjustment.

            (a) The Preliminary Purchase Price shall be increased or decreased (the "Purchase Price Adjustment") on a dollar-for-dollar basis for the adjustments described in this Section 1.4. The Preliminary Purchase Price shall be increased by 66% of the amount by which Current Assets exceed the Liabilities of the Partnership that are required to be reflected on the face of a balance sheet prepared in accordance with generally accepted accounting principles (the "Balance Sheet Liabilities") (both as set forth on the Working Capital Schedule determined in accordance with Sections 1.4(c) and 1.4(d) below) or decreased by 66% of the amount by which Balance Sheet Liabilities exceed Current Assets. The Purchase Price Adjustment shall be initially calculated as of the Closing as described in Section
                  1.5 and reflected in Seller's Closing Payment made pursuant to
                  Section 1.5, and finally calculated as described in Section 1.4(c).

            (b) Not more than five (5) and not less than three (3) business days prior to the Closing Date, Seller shall deliver to Buyer,
                  (i) a balance sheet of the Partnership dated as of the opening of business on the Closing Date and based on information reasonably available to Seller not more than five (5) business days prior to the Closing Date, prepared by Seller in accordance with generally accepted accounting principles consistently applied ("GAAP") and on an estimated basis (the "Preliminary Closing Date Balance Sheet"); and (ii) a good faith estimate prepared by Seller of the dollar amount of the Purchase Price Adjustment to the Preliminary Purchase Price (the "Initial Adjustments Amount"), taking account of all provisions establishing the basis for calculating such adjustment set forth herein. The Preliminary Purchase Price shall be increased or decreased at Closing by the Initial Adjustments Amount. Not more than 30 days after the Closing Date, Seller shall deliver to Buyer (A) a balance sheet of the Partnership dated as of the opening of business on the Closing Date, prepared by Seller in accordance with GAAP ("Seller's Closing Date Balance Sheet"), (B) a calculation prepared by Seller of the dollar amount of the Purchase Price Adjustment to the Preliminary Purchase Price based on the information shown in Seller's Closing Date Balance Sheet, taking account of all provisions establishing the basis for calculating such adjustment set forth herein, and (C) copies of the account reconciliations supporting Seller's calculation of the information in Seller's Closing Date Balance Sheet.

            (c) As promptly as practicable after the Closing Date (but in no event later than 90 days thereafter) Buyer shall prepare and deliver to Seller for its review and comment (i) a schedule dated as of the opening of business on the Closing Date showing all Current Assets and Balance Sheet Liabilities of the Partnership (the "Working Capital Schedule"), (ii) a balance sheet dated as of the opening of business on the Closing Date prepared in accordance with GAAP (the "Closing Date Balance Sheet"), (iii) copies of the account reconciliations supporting Buyer's calculation of the information in the Closing Date Balance Sheet, and (iv) a reconciliation statement setting forth any reconciling items that account for differences between Seller's Closing

                  Date Balance Sheet and the Closing Date Balance Sheet. The Working Capital Schedule shall be prepared as set forth in
                  Section 1.4(f). If Seller objects to any amounts reflected on the Working Capital Schedule or the Closing Date Balance Sheet, Seller must, within 20 business days after Seller's receipt thereof, give written notice (the "Dispute Notice") to Buyer specifying in reasonable detail Seller's objections. If Seller has not given a Dispute Notice with respect to the Working Capital Schedule or the Closing Date Balance Sheet by the end of the 20 business day period after Seller has received all such documents, Buyer's determination of the Purchase Price Adjustment shall be final, binding and conclusive on the parties. Any disputes with respect to the Working Capital Schedule or the Closing Date Balance Sheet shall be resolved pursuant to the procedures of Section 1.4(d).

            (d) With respect to any disputed amounts concerning the Working Capital Schedule or the Closing Date Balance Sheet, the parties shall negotiate in good faith during the 20 business day period (the "Resolution Period") after the date of Buyer's receipt of the Dispute Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then at any time thereafter, either party may require that the disputes be submitted to Grant Thornton (the "Independent Accountant"), such action to be triggered by the requesting party providing written notice to the other party (an "Auditor Notice"). In the event an Auditor Notice is given, the Independent Accountant shall be engaged to provide a final and conclusive resolution of all unresolved disputes within 45 days after such engagement, which resolution shall be based on the express provisions of this Agreement; provided, however, that if the Independent Accountant finds the express terms of this Agreement are not sufficient to resolve any issue or issues, the Independent Accountant shall rely upon GAAP as then in effect. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party who is not the substantially prevailing party, as determined by the Independent Accountant based on the Independent Accountant's resolution of the issues. If the Independent Accountant is unable to make a determination of which party is the substantially prevailing party, the parties shall share the expenses of the Independent Accountant equally.

            (e) From and after the Closing Date, Buyer shall provide Seller upon reasonable notice with free and full access to the books, records and personnel of Buyer and the Partnership reasonably requested by Seller to assist Seller in its review of the Working Capital Schedule and the Closing Date Balance Sheet prepared by Buyer.

            (f) The Working Capital Schedule shall set forth all Current Assets and Balance Sheet Liabilities of the Partnership existing as of the opening of business on the Closing Date. For clarification purposes, Schedule 1.4(f) sets forth an example of the Working Capital Schedule if it were to have been prepared as of the Current Balance Sheet Date. For purposes of this Agreement, "Current Assets" shall mean:

            (i)   all cash and cash equivalents of the Partnership;

            (ii) all assets and rights of the Partnership determined in accordance with GAAP to be "trade accounts receivable" (including customer and roaming accounts receivable), provided that (1) Current Assets shall not include any accounts receivable owed by any Related Party to the Partnership and
                  (2) the allowance for uncollectible accounts receivable shall be equal to 3% of the total value of the Partnership's customer accounts receivable (not including roaming accounts receivable);

            (iii) the following assets of the Partnership valued at the lower of cost or market, but in no event valued at an aggregate amount greater than $40,000: all mobile telephones and accessories directly related to such mobile telephones of the Partnership determined in accordance with GAAP to be "inventory," but excluding any such assets that have been used as displays or demonstration items in retail sales locations; a physical audit of the Partnership's inventory will be taken by representatives of Seller and Buyer during the afternoon or evening prior to Closing, the results of which shall, except in the event of theft of inventory on the day before the Closing after such audit is taken or on the Closing Date, be final and binding upon the parties (i.e., the physical inventory count shall not be reviewable by the Independent Accountant pursuant to Section 1.4(d) above) for purposes of determining the number and type of inventory items existing as of the Closing, which information shall be used to derive the value of the inventory of the Partnership included as Current Assets and reflected on the Working Capital Schedule; and

            (iv) all assets and rights of the Partnership determined in accordance with GAAP to be "prepaid expenses;" provided that such prepaid expenses shall not include prepaid insurance or prepaid amounts under any Shenandoah Employee Benefit Plan.

            (g) If the Purchase Price Adjustment (as finally determined in accordance with the provisions set forth above) less the Initial Adjustments Amount is a positive amount, then, within five business days after such final determination, Buyer shall pay to Seller such amount in immediately available funds, plus interest on such amount from the Closing Date until such date of payment at the rate of 2% per annum. If the Purchase Price Adjustment (as finally determined in accordance with the provisions set forth above) less the Initial Adjustments Amount is a negative amount, then, within five (5) business days after such final determination, Seller shall pay to Buyer, the absolute value of such amount in immediately available funds, plus interest on such amount from the Closing Date until such date of payment at the rate of

                  2% per annum. The parties agree that Seller may not satisfy such payment by directing Buyer to deduct such amount from the Escrow Amount.

            (h) In the event that Seller is required to pay to any third party after the Closing any Balance Sheet Liability of the Partnership as of the Closing that was not paid to the third party by the Partnership after the Closing and that remains due and payable from the Partnership to the third party as of the time of payment, then Seller shall so notify Buyer on or before the date payment is made by Seller to the third party and Buyer shall cause the Partnership to reimburse Seller for the amount paid to the third party within 30 days after Buyer's receipt of such notice.

            1.5 Payment of Purchase Price. On the Closing Date Buyer shall pay, on account of the Purchase Price, to Seller, an amount equal to the Preliminary Purchase Price (i) less the amount of $5 million (the "Escrow Amount") to be deposited into escrow with JPMorgan Chase Bank (the "Escrow Agent") pursuant to the terms of an Escrow Agreement to be entered into among the parties in the form attached hereto as Exhibit A (the "Escrow Agreement"), and (ii) less or plus the amount of any Initial Adjustments Amount (the "Seller's Closing Payment"), payable by wire transfer of immediately available funds to such account(s) as Seller shall designate prior to the Closing Date.

            1.6 Closing. Unless this Agreement shall have been earlier terminated in accordance with the provisions of this Agreement, the closing under this Agreement (the "Closing") shall take place at the offices of Buyer, 180 Washington Valley Road, Bedminster, NJ 07921, at 10:00 a.m. local time on the date that is five (5) business days after the FCC Order becomes a Final Order, subject to the satisfaction or waiver of the conditions set forth in Article IV, or at such other time or place as may be mutually agreed upon in writing by Buyer and Seller. The date of the Closing is referred to herein as the "Closing Date."

            1.7 Deliveries and Proceedings at Closing. At the Closing and subject to the terms and conditions herein contained:

            (a) Deliveries by Seller. Seller shall deliver to Buyer the following:

            (i) The Preliminary Closing Date Balance Sheet and Seller's good faith estimate of the Initial Adjustments Amount in accordance with Section 1.4(b) above, which shall be delivered not more than five and not less than three business days prior to Closing notwithstanding the introductory clause to this Section;

            (ii) an Assignment and Assumption of Partnership Interest in the form attached hereto as Exhibit B, duly executed by Seller (the "Assignment and Assumption Agreement");

            (iii) the Escrow Agreement, duly executed by Seller;

            (iv) written evidence of FCC approval of Seller's and Buyer's application to transfer control of the Partnership to Buyer (the "FCC Order");

            (v) the Required Consents in form and substance reasonably satisfactory to Buyer;

            (vi) a "FIRPTA Certificate" as required by Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"); and

            (vii) a letter from the Department of Taxation of the Commonwealth of Virginia (the "Tax Department"), dated as of a date no earlier than 30 days prior to the Closing Date, indicating with respect to sales taxes that (i) the Partnership's account is registered for sales taxes and (ii) the Tax Department found no outstanding assessments or delinquent notices on file, provided that Seller shall not be required to deliver any such letter to the extent not available from the Tax Department.

            (b) Deliveries by Buyer. Buyer shall deliver to Seller the following:

            (i)   Seller's Closing Payment in accordance with Section 1.5;

            (ii)  the Escrow Agreement, duly executed by Buyer; and

            (iii) the Assignment and Assumption Agreement, duly executed by
                  Buyer.

            (c) Other Deliveries. The parties hereto shall also deliver to each other the agreements, closing certificates, opinions of corporate and FCC counsel and other documents and instruments required to be delivered pursuant to this Agreement.

            1.8   Rights of First Refusal.

            (a) The parties acknowledge that pursuant to the Partnership Agreement, Alltel and Buyer each has a right of first refusal (a "ROFR") with respect to the sale of Seller's Partnership Interest to Buyer contemplated by this Agreement. As soon as practicable and in any event within 15 days after the execution of this Agreement, Seller shall offer the

Partnership Interest to Alltel pursuant to a written notice (the "ROFR Notice") in accordance with the requirements of the Partnership Agreement, and thereafter Seller shall comply with the additional requirements of the Partnership Agreement relating to the ROFR. Seller will promptly furnish to Buyer a copy of the ROFR Notice sent to Alltel and copies of all subsequent written communications between Seller and Alltel with respect to such offer. Buyer hereby waives the requirement of the Partnership Agreement that it be given a ROFR Notice and hereby notifies Seller that it is exercising its ROFR in accordance with the Partnership Agreement; provided, however, that if the Closing condition set forth in Section 4.1.11 of this Agreement is satisfied by the satisfaction of clause (i), (ii) or (iii) of that Section, then Buyer's exercise of its ROFR shall be deemed to be rescinded at the time of the satisfaction of such condition, automatically and without the need for any further notice by any party. In the event that Alltel validly exercises its ROFR and Buyer and Alltel agree on which of them shall be the general partner of the Partnership as contemplated by Section 13.3 of the Partnership Agreement (such agreement to be in the form of a letter agreement duly executed by Buyer and Alltel and addressed to Seller, and referred to herein as the "GP Designation Agreement"), the following modifications and additions shall be deemed to be made to this Agreement, automatically and without the requirement of any further action by any party, in order to implement the terms of the ROFR's:

            (i) instead of purchasing Seller's entire 66% interest in the Partnership, Buyer shall purchase from Seller a 49% interest in the Partnership (and Alltel will purchase the remaining 17% interest of Seller pursuant to its ROFR), and all references herein to the "Partnership Interest" shall thereafter mean such 49% interest,

            (ii) the Preliminary Purchase Price shall be reduced in proportion to the reduction in the interest being purchased, from $37 million to $27,469,696,

            (iii) the percentages used to calculate the Purchase Price
                  Adjustment under Section 1.4(a) shall be changed from 66% to 49%,

            (iv) the Escrow Amount shall be reduced in proportion to the reduction in the interest being purchased, from $5,000,000 to $3,712,121,

            (v) the Indemnification Cap shall be reduced in proportion to the reduction in the interest being purchased, i.e. the Indemnification Cap until the first anniversary of the Closing Date shall be reduced from $25 million to $18,560,605 and the Indemnification Cap thereafter shall be determined under
                  Section 5.6(a) based on $11,136,363 rather than $15 million,

            (vi) the Threshold Amount shall be reduced in proportion to the reduction in the interest being purchased, from $250,000 to $185,606, and

            (vii) Buyer and Seller shall file an amendment to the FCC
                  application filed in accordance with Section 3.3.1, or shall file a new application in lieu thereof, as appropriate to reflect the change in the transaction provided for in this
                  Section 1.8 and the identity of the new general partner in accordance with FCC requirements, and to reflect Alltel's purchase of a 17% interest from Seller as part of the same application if required or advisable in accordance with FCC requirements, and all references herein to the FCC application shall thereafter refer to the application as so amended or replaced.

            (b) If Alltel validly exercises its ROFR and the GP Designation Agreement, duly executed by Buyer and Alltel, is delivered to Seller, the parties agree to execute an amendment to this Agreement as soon as practicable evidencing such modifications and additions; it being acknowledged, however, that no such amendment shall be necessary for such modifications and additions to be effective.

            (c) Notwithstanding anything to the contrary set forth herein, the execution by Seller of the Alltel Purchase Agreement (as defined in Section 4.1.11) following the valid exercise of Alltel's ROFR and the execution and delivery of the GP Designation Agreement by Buyer and Alltel shall not constitute a violation by Seller of any covenant or agreement set forth herein or a breach of any representation or warranty of Seller set forth herein.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

            2.1 Representations and Warranties of Seller and Parent. Seller and Parent jointly and severally represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows (provided, however, that any breach of any of Seller's or Parent's representations or warranties directly caused by either (i) a breach by Buyer or an affiliate of Buyer of its obligations under the Switch Sharing Agreement, or (ii) the failure by Buyer or an affiliate of Buyer to provide to the Partnership the benefits of any modification to the functionality of the Switch that Buyer or an affiliate of Buyer makes for its own purposes, shall be disregarded for purposes of this Agreement):

            2.1.1 Organization and Authority of Seller and Parent.

            (a) Seller is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia. The copies of the certificate of incorporation and by-laws of Seller included in Schedule 2.1.1(a) are true, correct and complete copies of such documents, as currently in effect. Except as set forth in such certificate of incorporation or by-laws, there is no agreement, commitment or understanding with respect to the ownership, operation or governance of Seller or the rights or obligations of the shareholders of Seller. Seller has the requisite corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance by Seller of this Agreement and all other Transaction Documents to which Seller is a party have been duly authorized by all necessary corporate action on the part of Seller, including approval of this transaction by Parent, as the sole shareholder of Seller. As used herein, the term "Transaction Documents" means this Agreement, any amendment to this Agreement, all other agreements, certificates, documents and instruments required to be executed and/or delivered by the parties or any one or more of them in accordance with the provisions of Section 1.7, 4.1, 4.2 or 6.4 of this

                  Agreement and all other agreements, certificates, documents and instruments that are executed and delivered by the parties or any one or more of them in connection with the Closing. This Agreement has been, and the other Transaction Documents to which Seller is a party will be, duly executed and delivered by Seller, and this Agreement constitutes, and such Transaction Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (b) Parent is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia. The copies of the certificate of incorporation and by-laws of Parent included in Schedule 2.1.1(b) are true, correct and complete copies of such documents, as currently in effect. Except as set forth in such certificate of incorporation or bylaws, there is no agreement, commitment or understanding with respect to the ownership, operation or governance of Parent or the rights or obligations of the shareholders of Parent. Parent has the requisite corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance by Parent of this Agreement and all other Transaction Documents to which Parent is a party have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been, and the other Transaction Documents to which Parent is a party will be, duly executed and delivered by Parent, and this Agreement constitutes, and such Transaction Documents when executed and delivered will constitute, the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            2.1.2 Organization and Capitalization of the Partnership.

            (a) The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Partnership is not qualified to do business as a foreign entity in any jurisdiction. The copies of the Partnership's certificate of limited partnership (as amended to date) and the Partnership Agreement included in
                  Schedule 2.1.2(a) are true, correct and complete copies of such documents, as currently in effect. Except as set forth in
                  Schedule 2.1.2(a), the Partnership Agreement has not been amended and no waiver of rights thereunder by Seller or, to Seller's Knowledge, Alltel, is currently in effect. Except as set forth in the

                  Partnership Agreement, there is no agreement, commitment or understanding with respect to the ownership, operation or governance of the Partnership or the rights or obligations of the partners of the Partnership. The Partnership has all necessary partnership power and authority to own and operate its properties and to carry on the Business as it is now being conducted.

            (b) Seller and, to Seller's Knowledge, Alltel and Buyer are the only partners in the Partnership. Schedule 2.1.2(b) accurately sets forth Seller's and to Seller's Knowledge, Alltel's and Buyer's, ownership interests and capital accounts in the Partnership. The Partnership has not admitted any partner or issued any ownership interest in the Partnership to any Person other than the Partners. Except as set forth on Schedule 2.1.2(b), Seller has not, either in its capacity as General Partner of the Partnership or otherwise, received any notice of a transfer by Alltel of any interest in the Partnership, including a notice pursuant to Section 11.2 of the Partnership Agreement. The Partners' ownership interests in the Partnership are not evidenced by any certificate, instrument or other document (other than the Partnership Agreement). The Partnership Interest has been duly authorized and validly issued and is fully paid. To Seller's Knowledge, no Person other than the Partners has any interest in the Partnership or any voting rights with respect to the Partnership. Except as set forth in the Partnership Agreement, there are no subscriptions, warrants, options, convertible or exchangeable securities, calls, rights, contracts, understandings or commitments of any character obligating the Partnership to issue, deliver or sell to any Person any interest in or voting rights with respect to the Partnership or any securities convertible into or exchangeable for any such interest or rights. Except as set forth in the Partnership Agreement, there are no outstanding obligations of the Partnership to repurchase, redeem or otherwise acquire the Partnership Interest or, to Seller's Knowledge, the partnership interest of either of the other Partners. There are no subscriptions, warrants, options, puts, calls, rights, tag-along rights, drag-along rights, rights of first refusal, contracts, commitments, voting trusts, proxies, understandings, restrictions or arrangements relating to the Partnership Interest or, to Seller's Knowledge, the partnership interest of either of the other Partners, other than as set forth in the Partnership Agreement. The Partnership does not own, or have any other proprietary interest (of record, beneficial or equitable) in, any Person. Seller and, to Seller's Knowledge, each of the other Partners, has satisfied all capital calls, contribution requirements and similar obligations to make contributions or investments in the Partnership and is not in default under the Partnership Agreement.

            2.1.3 Compliance with Law; Authorizations.

            (a) The Partnership and Seller (i) have complied in all respects with, and are not in violation in any respect of, any federal, state or local law, ordinance, code, order or governmental rule or regulation to which the Partnership, any of the Partnership's assets or the Business are subject, including rules, regulations or orders of the FCC and the Virginia State Corporation Commission (the

                  "SCC"), and (ii) have not failed to obtain or to adhere to the requirements of any license, permit or authorization necessary to the ownership of the Partnership's assets or to the conduct of the Business.

            (b) Set forth on Schedule 2.1.3(b) is a list of all licenses issued by the FCC to the Partnership to construct, own and operate a wireless telecommunications system in the Market, including licenses related to associated microwave facilities (collectively, the "FCC Licenses"), all outstanding construction permits issued by the FCC to the Partnership with respect to construction of a wireless telecommunications system in the Market (the "Construction Permits"; and the FCC Licenses and the Construction Permits collectively, the "FCC Authorizations"), all of the Partnership's Environmental Permits, all conditional use permits or other local permits issued to the Partnership that relate to real property owned or leased by the Partnership or to the Partnership's use of any such property, and all other licenses, permits, approvals or other authorizations issued to the Partnership by any federal, state or local governmental authority (collectively (including the FCC Authorizations and the Environmental Permits), the "Authorizations").

            (c) Except as set forth on Schedule 2.1.19, the Authorizations are the only permits, franchises, easements, licenses, variances, exemptions, rights, applications, filings, registrations, orders or other authorizations and approvals from governmental authorities which are necessary for the Partnership to conduct the Business as currently being conducted by the Partnership. Each of the Authorizations is in full force and effect, is validly and exclusively held by the Partnership, is free and clear of any legal disqualifications, conditions or other restrictions (other than those routinely imposed in conjunction with such Authorizations), is free and clear of all Liens (defined below) except for Existing Liens (as defined in Section 2.1.9(b)), and is in compliance with all laws, rules, regulations, orders and decrees. As used herein, the term "Liens" means any mortgage, lien, pledge, charge, security interest, encumbrance, easement, conditional sales contract, reversionary interest (except for any reversionary rights of landlords under leases to which the Partnership is a party), transfer restriction, right of first refusal, voting trust agreement, preemptive right, or other adverse claim, defect of title, limitation or restriction of any type or nature whatsoever. Except as set forth on Schedule 2.1.3(c), there are no existing applications, petitions to deny or complaints or proceedings pending or, to Seller's Knowledge, threatened, before the FCC, the SCC or any other tribunal, governmental authority or regulatory agency relating to the Authorizations or the Business (other than proceedings affecting the wireless telecommunications industry generally). To Seller's Knowledge, no governmental authority or regulatory agency has threatened to terminate or suspend any of the Authorizations. To Seller's Knowledge, there are no disputes of any kind outstanding with respect to any of the Authorizations. The Partnership is not in default, nor has it received any notice of any claim of default, with respect to any of the Authorizations, and no event has occurred with respect to any of the Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or which will or could reasonably be expected to result in any default, claim of default or impairment of the rights of the holder of any of the Authorizations. Except as otherwise governed by laws, ordinances or governmental rules or regulations, all of the Authorizations are renewable by their terms or in the ordinary course of the Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing and regulatory fees. None of the Authorizations will be, or could be reasonably expected to be, adversely affected by consummation of the transactions contemplated hereby. The Partnership is the sole holder of the Authorizations. No partner, officer, employee or former employee of the Partnership or any affiliate of the Partnership, or any other Person, firm or corporation, owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which the Partnership owns, possesses or uses in the operation of the Business as currently being conducted by the Partnership.

            (d) No Person or entity other than the Partnership has any interest in, or right to, any of the Partnership's contracts to provide wireless telecommunications services to its customers, except pursuant to roaming agreements of the Partnership.

            (e) The maps provided by Seller and attached hereto as Schedule 2.1.3(e) are true and accurate depictions of the current Cellular Geographic Service Areas and boundaries for the System in all material respects, as such term is defined in
                  Section 22.911 of the FCC's rules, 47 C.F.R. Section 22.911.

            (f) On August 30, 1995, the Partnership filed a System Information Update with the FCC for the System, and the Partnership has also made various filings with the FCC as listed on Schedule 2.1.3(f) (such filings, collectively, the "SIU"). The SIU accurately identifies and describes the predicted contours, cell sites, and the Cellular Geographic Service Area boundary for the System as of that date, and the information provided therein remains accurate and complete.

            2.1.4 Litigation.

            (a) Except as set forth in Schedule 2.1.4(a), no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the Knowledge of Seller, threatened against the Partnership, and Seller does not Know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding. There is no suit, action or other proceeding, or injunction or final judgment relating thereto, pending, or to the Knowledge of Seller, threatened against the Partnership, Seller or, to the Knowledge of Seller, Alltel, before any court or governmental or regulatory official, body or authority, including the FCC or the SCC, in which it is sought to restrain, prohibit, obtain damages or other relief in connection with, terminate or modify, or which might otherwise affect, this Agreement or the consummation of the transactions contemplated hereby, and, to the Knowledge of Seller, no investigation that might result in any such suit, action or proceeding is pending or threatened. The Partnership is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority. Neither Seller nor, to the Knowledge of Seller, Alltel, is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which will or could reasonably be expected to affect the Partnership, the Business or consummation of the transactions contemplated under this Agreement.

            (b) Schedule 2.1.4(b) lists all civil fines, penalties, and any orders, writs, judgments, injunctions, decrees, determinations, or other awards of any courts, governmental agencies or other governmental authorities, which have been imposed or levied against the Partnership during the past five
                  (5) years, together with all settlements by the Partnership of any legal claims actually brought or threatened against the Partnership, or which the Partnership or any of its assets has or may become subject to, during the past five (5) years.

            2.1.5 Contracts and Other Agreements.

            (a) Except as listed and described in Schedule 2.1.5(a), the Partnership is not a party to any written or oral, express or implied:

            (i) agreement, contract or commitment with any present or former employee or consultant or for the employment of any Person, including any consultant, who is engaged in the conduct of the Business;

            (ii) agreement, contract, commitment or arrangement with any labor union or other representative of employees;

            (iii) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $25,000 or more;

            (iv) lease, license or other agreement relating to any existing or proposed cell site or retail store, or any agreement to purchase, lease or license any real property, improvements or equipment relating to any existing or proposed cell site or retail store, except for standard "off-the-shelf" software license agreements entered into in the ordinary course of business;

            (v) agreement, contract, lease or commitment continuing over a period of more than six (6) months from the date hereof or exceeding $25,000 in value;

            (vi) commission, representative, distributorship or sales agency agreement, contract or commitment (with any requirement that the Partnership pay any residuals under any such arrangement noted on such Schedule);

            (vii) conditional sale or lease under which the Partnership is either purchaser or lessee relating to assets of the Partnership or any property at which any such assets are located;

           (viii) note, debenture, bond, trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person;

            (ix) agreement, contract or commitment for any charitable or political contribution;

            (x) agreement, contract or commitment limiting or restraining the Partnership, any partner or other Affiliate of the Partnership or any successor thereto from engaging or competing in any manner or in any business, nor, to Seller's Knowledge, is any employee of the Partnership subject to any such agreement, contract or commitment;

            (xi) license, franchise, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Partnership in the conduct of operating the System, except for standard "off-the-shelf" software license agreements entered into in the ordinary course of business;

            (xii) any roaming agreement, interconnection agreement or contour extension agreement;

           (xiii) agreement or commitment for any capital expenditure or leasehold improvement in excess of $25,000;

            (xiv) any agreement granting power of attorney to any other Person;

            (xv) any confidentiality or non-disclosure agreement pursuant to which the Partnership has agreed to keep confidential information obtained from any other Person or which is related to the assets of the Partnership; or

            (xvi) other material agreement, contract or commitment not made in the ordinary course of the Business consistent with past practice.

            (b) Except as disclosed on Schedule 2.1.9(b): (i) each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed in Schedule 2.1.5(a), or not required to be listed therein because of the amount thereof (collectively, the "Contracts"), is valid, in full force and effect, binding upon and enforceable against the Partnership and against any other party thereto, in accordance with its terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and (ii) with respect to the Contracts, neither the Partnership, nor, to Seller's Knowledge, any other party thereto, is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Partnership or, to Seller's Knowledge, by any other party thereto. The representations set forth in both clauses of the preceding sentence will be true as of the Closing with respect to the agreements listed in Part II of Schedule 2.1.19 and the agreements to be entered into by the Partnership pursuant to
                  Section 3.6.1. Seller has delivered to Buyer true, correct and complete copies of all Contracts listed on Schedule 2.1.5(a) and all agreements listed in Part II of Schedule 2.1.19, including all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

            (c) Set forth on Schedule 2.1.5(c) is a true and complete copy of all forms of contract that govern the Partnership's provision of wireless service to its current customers, together with a statement of the period during which each such form was used by the Partnership to add new customers. Except as disclosed on Schedule 2.1.5(c), all contracts that govern the Partnership's provision of wireless service to its customers are valid, in full force and effect, binding upon the Partnership and the other parties thereto and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Except for late payments by customers that are accurately reflected in the books of account of the Partnership, neither the Partnership, nor to Seller's Knowledge, any other party thereto, is in default under any of such contracts, nor, to Seller's Knowledge, does any condition exist that, with notice or lapse of time or both, would constitute such a default.

            (d) To Seller's Knowledge, no supplier of the Business or party to any roaming contract, interconnection agreement, or other agreement (which supplier or party accounts for $25,000 or more annually in business with the Partnership) intends to cancel or otherwise modify, other than in the ordinary course of its relationship with the Partnership or the Business, or to decrease significantly or limit, its purchases, services, supplies or materials from or to the Partnership or the Business.

            (e) Schedule 2.1.5(e) sets forth a description of each of the price plans presently in the process of being implemented or presently covering the active subscribers of the Business, together with the number of subscribers, as of July 23, 2002, under each such plan, and the number of such subscribers whose account balances have been outstanding for more than 60 days.

            (f) Schedule 2.1.5(f) sets forth a list of (i) all carriers to which the Partnership has paid roaming charges during the 12 months ended on June 15, 2002 and (ii) the 10 carriers to which the Partnership has paid the most roaming charges during the 12 months ended on September 15, 2002, in order based upon total amount paid, showing the total amount paid to each of the 10 carriers during such period. None of the roaming agreements between the Partnership and any of such carriers provides for transfer rates in excess of $3.00 per day and $1.00 per minute. Each such roaming agreement contains provisions requiring each party thereto to use a pre-call validation ("PV") system in all markets covered by such roaming agreement and that any call completed by the serving carrier under such roaming agreement shall be the sole responsibility of such serving carrier if either (i) a PV request has determined that the roamer placing such call is not a valid customer of the home carrier or (ii) the call has been placed using an unauthorized ESN after entry to the Industry Negative File has become effective.

            (g) Schedule 2.1.5(g) identifies each loan agreement and each security agreement to which Seller or Parent is a party and pursuant to which Seller or Parent has borrowed money, established a line of credit or granted a security interest to any third party.

            2.1.6 No Conflicts; Consents. Upon the receipt of requisite consents, approvals and Authorizations from the FCC and other regulatory agencies, as described in Section 4.2.5, the post-closing notifications required by the FCC and the receipt or giving of the consents and notices set forth on Schedule
                  2.1.6 (collectively, the "Required Consents"), the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and Parent do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require any consent, authorization or approval of, registration or filing with or notice to, any other Person (including any governmental or regulatory official, body or authority) under, (a) any existing law, ordinance, or governmental rule or regulation to which the Partnership, Seller, Parent, any of the Partnership's assets or the Business is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Partnership, Seller, Parent, any of the Partnership's assets or the Business, (c) the Partnership Agreement, (d) the Partnership's certificate of limited partnership, (e) the certificate of incorporation, by-laws or shareholder agreement of Seller or Parent, or (f) any mortgage, indenture, agreement, contract, commitment, lease, plan, Authorization, or other instrument, document or understanding, oral or written, to which the Partnership, Seller or Parent is a party or subject, by which the Partnership, Seller or Parent may have rights or by which any of the assets of the Partnership may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Partnership, Seller or Parent thereunder. For each Required Consent, Schedule 2.1.6 specifies whether the Required Consent consists of an authorization, an approval, a consent, a registration, a filing or a notice.

            2.1.7 Taxes. Except as set forth on Schedule 2.1.7, (a) the
                  Partnership has timely filed all reports, returns, statements (including estimated reports, returns, or statements) and other similar filings required to be filed on or before the Closing Date by the Partnership ("Tax Returns") and all such Tax Returns were correct and complete in all material respects; (b) there are no audits or investigations pending or, to Seller's Knowledge, threatened against the Partnership with respect to any Taxes (as defined below in this Section 2.1.7); (c) all Taxes owed by the Partnership, or payable with respect to any asset of the Partnership, which relate to Tax periods ending on or before the Closing Date, whether or not shown on any Tax Return, will have been paid by the Partnership in full to the appropriate Tax authority prior to the Closing Date; (d) for all Tax periods beginning before and ending after the Closing Date, 66% of all Taxes owed by the Partnership which relate to the portion of such Tax period ending on and including the Closing Date will be paid by Seller in full to the appropriate Tax authority within 30 days after the Closing Date, if and to the extent that any such Taxes are not included as Balance Sheet Liabilities on Seller's Closing Date Balance Sheet; (e) there is in effect no extension for the filing of any Tax Return and the Partnership has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (f) to Seller's Knowledge, no claim has ever been made by any Tax authority in a jurisdiction in which the Partnership does not file Tax returns that it is or may be subject to taxation by that jurisdiction; (e) there are no Liens for Taxes upon any asset of the Partnership except for Liens for current Taxes not yet due; (g) to Seller's Knowledge, no issues have been raised in any examination by any Tax authority with respect to the Partnership which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; and (h) the Partnership is not a party to any Tax allocation or sharing agreement or otherwise under any obligation to indemnify any Person with respect to any Taxes (other than this Agreement). For purposes of this
                  Section 2.1.7, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period (which period, with respect to personal property, ad valorem and real property Taxes, shall be the calendar year in which the assessment date for such Tax falls) multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and
                  (ii) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.

      For purposes of this Agreement, "Taxes" means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, state, local, municipal, or foreign), including all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.

            2.1.8 Environmental Matters.

            (a) No Environmental Permits are required in connection with the operation of the Business as currently operated by the Partnership.

            (b) The Partnership, the assets of the Partnership and the Business are in compliance with all Environmental Laws, and the Business is being operated in compliance with all Environmental Laws.

            (c) Except as set forth on Schedule 2.1.8(c), neither the Partnership, nor any Related Party, nor any attorney, engineer or environmental consultant engaged by the Partnership or any Related Party, has conducted any environmental audits, investigations or assessments at any real property currently owned by the Partnership or currently owned by the Seller or a Related Party and used by the Partnership ("Currently Owned Property"), any real property formerly owned by the Partnership or formerly owned by the Seller or a Related Party and used by the Partnership ("Formerly Owned Property"), any real property currently leased or operated by the Partnership or the Business and not owned by the Seller or a Related Party ("Currently Leased Property") or any other real property formerly leased or operated by the Partnership or the Business and not owned by the Seller or a Related Party ("Formerly Leased Property"), and neither Seller nor the Partnership has in its possession or within its control any reports or other communications relating to any such audits, investigations or assessments prepared by or on behalf of any other person. Seller has delivered to Buyer true and complete copies of all items listed on Schedule 2.1.8(c) that are in its possession or control.

            (d) Except in accordance with Environmental Laws and as set forth on Schedule 2.1.8(d),

            (i) no Hazardous Materials have been or are being manufactured, processed, distributed, used, treated, stored or disposed of ("Managed") on any Currently Owned Property or, to Seller's Knowledge, Currently Leased Property;

            (ii) no Hazardous Materials were Managed on any Formerly Owned Property during the time that the Partnership, Seller or a Related Party owned such property and, to Seller's Knowledge, no Hazardous Materials were Managed on any Formerly Owned Property prior to the time that the Partnership, Seller or a Related Party owned such property;

            (iii) to Seller's Knowledge, no Hazardous Materials were Managed on any Formerly Leased Property during or prior to the time that the Partnership operated such property;

            (iv) no Hazardous Materials have been or are being discharged, emitted or released into the environment ("Discharged") from the Business or from any Currently Owned Property or, to Seller's Knowledge, any Currently Leased Property;

            (v) no Hazardous Materials have been or are being Discharged from any Currently Leased Property as a result of any actions by the Partnership, Seller, or Parent, or any of their respective partners, directors, officers, employees, agents, affiliates, representatives or subcontractors;

            (vi) no Hazardous Materials were Discharged from any Formerly Owned Property during the time that the Partnership, Seller or a Related Party owned such property and, to Seller's Knowledge, no Hazardous Materials were Discharged from any Formerly Owned Property prior to the time that the Partnership, Seller or a Related Party owned such property;

            (vii) to Seller's Knowledge, no Hazardous Materials were Discharged from any Formerly Leased Property during or prior to the time that the Partnership operated such property;

           (viii) no Hazardous Materials were Discharged from any Formerly
                  Owned Property or Formerly Leased Property as a result of any actions by the Partnership, Seller, or Parent, or any of their respective partners, directors, officers, employees, agents, affiliates, representatives or subcontractors during the time that the Partnership, Seller or a Related Party owned or operated such property;

            (ix) there are no Hazardous Materials present on, in or beneath any Currently Owned Property or, to Seller's Knowledge, any Currently Leased Property;

            (x) there were no Hazardous Materials present on, in, or beneath any Formerly Owned Property during the time that the Partnership, Seller or a Related Party owned such property, nor to Seller's Knowledge, were any Hazardous

                  Materials present on, in or beneath any Formerly Owned Property prior to the time that the Partnership, Seller or a Related Party owned such property; and

            (xi) to Seller's Knowledge, there were no Hazardous Materials present on, in or beneath any Formerly Leased Property during or prior to the time that the Partnership operated such property.

            (e) There is no civil, criminal or administrative action, suit, demand, Environmental Claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or, to Seller's Knowledge, threatened, against the Partnership, Seller, any Related Party or, to Seller's Knowledge, Alltel or any affiliate of Alltel, in connection with the conduct of the Business and relating to any Environmental Permit or any Environmental Law or any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

            (f) Except as set forth on Schedule 2.1.8(f): (i) there are no underground or aboveground storage tanks (active or inactive) located on or under any Currently Owned Property or, to Seller's Knowledge, any Currently Leased Property; (ii) no such tanks have ever been located on or under any Currently Owned Property, and to Seller's Knowledge, no such tanks have ever been located on or under any Currently Leased Property;
                  (iii) no such tanks were located on or under any Formerly Owned Property during the time that the Partnership, Seller or a Related Party owned such property and, to Seller's Knowledge, no such tanks were located on or under any Formerly Owned Property prior to the time that the Partnership, Seller or a Related Party owned such property, and (iv) to Seller's Knowledge, no such tanks were located on or under any Formerly Leased Property during or prior to the operation of such property by the Partnership.

            (g) Except as set forth on Schedule 2.1.8(g), there is no asbestos or asbestos containing material contained in or forming part of any building, building component, structure, facility or office space located on any Currently Owned Property or, to Seller's Knowledge, any Currently Leased Property.

            (h) There are no polychlorinated biphenyls or items containing polychlorinated biphenyls in concentrations greater than fifty
                  (50) parts per million contained in or forming part of any building, building component, structure, facility or office space located on any Currently Owned Property or, to Seller's Knowledge, any Currently Leased Property.

            (i) Except as set forth on Schedule 2.1.8(i), there is no lead based paint in or on any building, building component, structure, facility or office space located on any Currently Owned Property or, to Seller's Knowledge, any Currently Leased Property

            (j) No incinerator, surface impoundment, lagoon or landfill used for the management of Hazardous Materials is present or ever has been present at, on or under any Currently Owned Property or, to Seller's Knowledge, any Currently Leased Property. No incinerator, surface impoundment, lagoon or landfill used for the management of Hazardous Materials was present at any Formerly Owned Property during the time that the Partnership, Seller or a Related Party owned such property and, to Seller's Knowledge, no such incinerator, surface impoundment, lagoon or landfill was present at any Formerly Owned Property prior to the time that the Partnership, Seller or a Related Party owned such property. To Seller's Knowledge, no incinerator, surface impoundment, lagoon or landfill used for the management of Hazardous Materials was present at any Formerly Leased Property during or prior to the Partnership's operation of such property.

            (k) Except as set forth on Schedule 2.1.8(k), no Currently Owned Property and, to Seller's Knowledge, no Currently Leased Property, is listed or proposed (in the Federal Register) for listing on the National Priorities List promulgated pursuant to CERCLA, CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup. No other property located within the ASTM Search Distance from any Currently Owned Property or Currently Leased Property is listed or proposed (in the Federal Register) for listing on any such list, and no property located within the ASTM Search Distance from any Formerly Owned Property was listed on any such list during the time that the Partnership, Seller or a Related Party owned such property. The Partnership has not transported or arranged for the transportation of any Hazardous Materials to a site which is listed or proposed (in the Federal Register) for listing on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar federal, state, local or foreign list of sites requiring investigation or cleanup such that it is liable under Section 107(a)(3) of CERCLA or any equivalent provision of Virginia law.

            (l) Except as set forth on Schedule 2.1.8(l), no oral or written notification of a release or threat of release of a Hazardous Material has been filed by or on behalf of the Partnership, Seller, any Related Party or, to Seller's Knowledge, Alltel or any affiliate of Alltel, relating to any Currently Owned Property, Formerly Owned Property, Currently Leased Property or Formerly Leased Property.

            (m)   As used herein:

            "ASTM Search Distance" means the search distance recommended by ASTM Standard E-1527-00 for use in identifying sites, listed in government-maintained databases, that could potentially impact a property under investigation.

            "Environmental Claims" means any and all administrative or judicial actions, suits, orders, claims, Liens, notices, demands, violations, investigations or proceedings related to any Environmental Law or any Environmental Permit brought, issued or asserted by: (i) a federal, state, local or foreign governmental authority for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or Environmental Permit; or (ii) a third party seeking damages, contribution, remediation or other action for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any Currently Owned Property, Formerly Owned Property, Currently Leased Property or Formerly Leased Property, as the case may be, including the Partnership's employees seeking damages for exposure to Hazardous Materials.

            "Environmental Laws" means all applicable federal, state, and local laws (including without limitation common law), ordinances, codes, rules, regulations, judgments, orders, decrees, injunctions, permits, governmental restrictions or agreements with a governmental authority or third party related to protection of the environment, public health and safety or employee health and safety and/or the handling, use, generation, treatment, storage, transportation, release, discharge, emission or disposal of Hazardous Materials.

            "Environmental Permits" means all permits, licenses, approvals, authorizations, or consents required by any governmental authority and issued pursuant to any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a governmental authority under any Environmental Law.

            "Hazardous Materials" means any hazardous or toxic substance, material or waste which is regulated as of the Closing Date under any Environmental Law, including, without limitation, any hazardous or toxic material, substance or waste that is: (i) defined as a "hazardous substance" under applicable state law; (ii) an oil or petroleum related product; (iii) asbestos; (iv) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.ss.1251 et seq. (33 U.S.C. ss.1321); (v) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.ss.6901 et seq. (42 U.S.C. ss.6903); (vi) defined as a "hazardous substance" pursuant to
      Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.ss.9601, et seq. ("CERCLA"); (vii) defined as a "regulated substance" pursuant to Section 9001 of the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.ss.6901, et seq. (42 U.S.C. ss.6991); or (viii) otherwise regulated under the Toxic Substances Control Act, 15 U.S.C. ss.ss.2601, et seq., the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq., the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. ss.ss.5101, et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. ss.ss.136, et seq.

            (n)   Notwithstanding any other provision of this Agreement, this
                  Section 2.1.8 contains the sole representations and warranties of Seller and Parent with respect to environmental matters, Environmental Laws and Hazardous Materials, except for representations and warranties relating to Authorizations,

                  Environmental Permits or permits generally and the representations and warranties set forth in Sections 2.1.6(a), 2.1.6(b), 2.1.9(c) and 2.1.31.

            2.1.9 Title; Real and Personal Property.

            (a) Seller is the sole record and beneficial owner of, and holds good, valid and marketable title to, the Partnership Interest, free and clear of all Liens except for those set forth in the Partnership Agreement. Subject to obtaining the Required Consents, Seller has full power, right and authority to sell and convey to Buyer at Closing, and Seller will sell and convey to Buyer at Closing, good, valid and marketable title to the Partnership Interest, free and clear of all Liens except for those set forth in the Partnership Agreement.

            (b) Except as disclosed in Schedule 2.1.9(b), the Partnership has good, valid and marketable title to, or a valid leasehold or license interest in, all of its properties and assets, real, personal and mixed, including all of the properties and assets reflected in each of the Financial Statements (defined in Section 2.1.11(b)) and not sold, retired or otherwise disposed of since the date thereof in the ordinary course of the Business consistent with past practices, and all of the properties identified on Schedule 2.1.9(c), free and clear of all Liens, except for (i) Liens for current real or personal property taxes not yet due and payable, (ii) Liens disclosed in Schedule 2.1.9(b) attached hereto, and (iii) Liens, such as utility easements and the like, that are immaterial in character, amount and extent, and which do not detract from the value or interfere (or pose a material threat of interference) with the present or proposed use of the assets or properties they affect (the Liens described in subsections
                  (i), (ii) and (iii) hereof, the "Existing Liens"). Subject to obtaining the Required Consents, as of the Closing Date the Partnership shall have good, valid and marketable title to, or a valid leasehold or license interest in, all of its properties and assets, real, personal and mixed, including all of the properties and assets reflected on the Closing Date Balance Sheet, all of the properties identified on Schedule 2.1.9(c), and all of the properties and assets covered by the Tower License Agreement identified on Schedule 2.1.19 relating to the Bear Garden cell site and the agreements contemplated by Section 3.6.1 (the "Related Party Property"), free and clear of all Liens and other encumbrances and defects of title of any nature whatsoever, except for Existing Liens. Except for assets identified on Schedule 1.2(a), Schedule 2.1.9(b) or
                  Part II of Schedule 2.1.19 and assets covered by the Master Site Agreement, the Partnership has good and valid, unencumbered title to or a valid leasehold or license interest in all assets necessary or required to operate the Business as it is currently operated, free and clear of all Liens, except for Existing Liens.

            (c) Schedule 2.1.9(c) lists all real property and interests in real property owned, leased, licensed or otherwise occupied or held by the Partnership and, for each property, sets forth the address or other description suitable to identify the property, the use of the property, a reasonable description of the improvements on the property (including square footage, if available) and whether the property is owned, leased or licensed and, with respect to each leased or licensed property, the identity of the lessor or licensor and, if different, the identity of the owner of the property and the identity of the owner of the improvements. For each property identified on Schedule 2.1.9(c), Seller has previously delivered to Buyer a true, correct and complete legal description of such property. For each property identified on Schedule 2.1.9(c) as leased or subleased by the Partnership and for the property covered by the Tower License Agreement identified on Schedule 2.1.19 relating to the Bear Garden cell site (collectively, the "Leased Property"), Seller has previously delivered to Buyer a true, correct and complete copy of the Partnership's lease or sublease (or license or sublicense), all underlying or related deeds, prime leases, master leases, ground leases, third party agreements, tower sharing agreements and co-location agreements, and all other agreements, instruments or documents pursuant to which the lessor acquired its interest in the Leased Property or otherwise affecting the Partnership's interest in or use of the Leased Property, including all amendments, supplements and modifications thereto or waivers currently in effect thereunder. The Partnership has not subleased, sublicensed, assigned or pledged any interest in any of the Leased Property to any third party. Neither Seller nor the Partnership has subleased, sublicensed, assigned or pledged any interest in any of the Related Party Property to any third party.

            (d) The properties identified as cell sites on Schedule 2.1.9(c) (the "Cell Sites") constitute all of the cell sites currently comprising the System's cell site network. Each of the Cell Sites is a fully operational cell site appropriately integrated into and functioning properly as part of the System's cell site network. Each Cell Site is equipped with all equipment and facilities necessary or appropriate for it to function in such manner. Except as set forth in Schedule 2.1.19, the assets of the Partnership include a supply of spare parts for the equipment and facilities located at the Cell Sites that is sufficient for the operation of the Business in the ordinary course.

            (e) There are no cell sites currently under development for inclusion in the System's cell site network.

            (f) The Partnership's activities on the Leased Property and the activities of Seller and the Partnership on the Related Party Property are in compliance with applicable building codes, zoning regulations or other laws (excluding applicable Environmental Laws), and, to Seller's Knowledge, there are no proposed changes in such applicable codes, regulations or laws that would adversely affect such activities. Neither the Partnership nor Seller has received any notice nor, to Seller's Knowledge, has the owner of any of the Leased Property received any notice, of any non-compliance with applicable building codes, zoning regulations or other laws (excluding Environmental Laws).

            (g) All buildings, structures and fixtures owned, leased, licensed or otherwise utilized by the Partnership are in good operating condition and repair (ordinary wear and tear excepted), are sufficient for the conduct of the Business as currently being conducted, are located on or within property which the Partnership owns or in which the Partnership has a valid leasehold interest and do not encroach upon any real property of any third party. The leasehold improvements to the Leased Property are located on property in which the Partnership has a valid leasehold or license interest and do not encroach upon any real property of any third party.

            (h) The Partnership has not experienced any material interruption in the delivery of adequate quantities of any utilities (including electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including sanitary and industrial sewer service) required by the Business.

            (i) For each parcel of Leased Property, the Partnership has valid and enforceable rights of physical and legal ingress and egress to and from such parcel and the nearest public right of way, 24 hours per day, seven days per week. In addition, each such parcel has sufficient legal access to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities used in the operation of the Business, so as not to inhibit in any way the operation of the Business as currently conducted. All rights of way or easements for access and utilities are located on, through or over property which the Partnership owns or in which the Partnership has a valid leasehold interest, or are located on property owned by third parties subject to a valid and enforceable written easement in favor of the Partnership.

            (j) There has not been any significant interruption in the operations of the Business due to any inadequate maintenance of any item of personal property.

           2.1.10 Condition of Assets. Schedule 2.1.10 sets forth an accurate list of all assets and properties owned or leased by the Partnership which would be required to be included in "property and equipment" or any similar category of a balance sheet prepared in accordance with GAAP, and all other assets and properties owned or leased by the Partnership. All of the assets and properties owned or leased by the Partnership, including all network equipment and facilities owned or leased by the Partnership, are in good working condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of the Business consistent with past practice, and conform in all respects to all applicable laws, ordinances, codes, rules, regulations and Authorizations relating to their construction, use and operation. Except as set forth on Schedule 2.1.19, Schedule 1.2(a) or Schedule 2.1.9(b), no Person other than the Partnership owns any equipment or other tangible assets or properties situated on the premises of the Partnership or necessary or material to the operation of the Business, except for the leased items disclosed on Schedule 2.1.10. Except for the rights, assets and properties owned by the

                  Related Parties, as set forth on Schedule 2.1.19 and Schedule 1.2(a), and except as set forth in Schedule 2.1.9(b), the Partnership owns all rights, assets and property necessary to the conduct of the Business by Buyer in the manner currently conducted by the Partnership. Buyer understands, agrees and acknowledges that except for the representations and warranties of Seller expressly set forth in Section 2.1.8,
                  Section 2.1.9 and this Section 2.1.10, Seller is not making any representations or warranties with respect to the condition of the assets and properties owned or leased by the Partnership, and ALL IMPLIED WARRANTIES EXISTING UNDER ANY APPLICABLE LAW WITH RESPECT TO SUCH ASSETS AND PROPERTIES ARE HEREBY EXPRESSLY DISCLAIMED AND NEGATED. PARTICULARLY, BUT WITHOUT LIMITING THE FOREGOING, SELLER HEREBY NEGATES AND DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MODELS. BUYER AGREES THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF IMPLIED WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

           2.1.11 Books of Account; Financial Statements; CapEx Budget.

            (a) The books of account and related records of the Partnership are true and complete in all material respects and fairly reflect in reasonable detail its assets, liabilities and transactions in accordance with GAAP applied on a consistent basis. The Partnership has not engaged in any transaction or used funds of the Partnership except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the Partnership.

            (b) Set forth in Schedule 2.1.11(b) are true and complete copies of the audited annual financial statements of the Partnership as of December 31, 1999, December 31, 2000 and December 31, 2001 and for the years then ended (collectively, the "Audited Financial Statements"). The Audited Financial Statements (i) are correct and complete and in accordance with the books and records of the Partnership, (ii) fairly present in all material respects the financial condition, assets and liabilities of the Partnership as at their respective dates and the results of the operations and changes in cash position for the periods covered thereby, and (iii) have been prepared in accordance with GAAP consistently applied. Also set forth in Schedule 2.1.11(b) are true and complete copies of the unaudited financial statements of the Partnership as of September 30, 2002 and for the nine-month period then ended (collectively, the "Unaudited Financial Statements," and together with the Audited Financial Statements, the "Financial Statements"). The Unaudited Financial Statements (i) fairly present in all material respects the financial condition of the Partnership as of such dates and the results of its operations for the periods covered thereby and (ii) were prepared in accordance with GAAP (subject to year-end adjustments and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements, which adjustments, footnotes, and presentation items, if prepared as required for audited financial statements, would not reveal any fact or condition materially adverse to the financial condition or results of the Partnership presented in such Unaudited Financial Statements). All references in this Agreement to the "Current Balance Sheet" shall mean the balance sheet of the Partnership as of December 31, 2001 included in the Financial Statements and all references to the "Current Balance Sheet Date" shall mean December 31, 2001.

            (c) The unpaid Taxes of the Partnership (i) did not, as of the most recent month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing difference between book and tax (income)) set forth on the face of the most recent balance sheet of the Partnership (and in any notes thereto) included in the Financial Statements, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Partnership in filing Tax Returns. All long-term debt, if any, of the Partnership is shown on each balance sheet included within the Financial Statements and listed with more detailed information regarding lender, principal, interest and any unpaid penalties on Schedule 2.1.11(c) hereto.

            (d) The Partnership has no capital expenditure budget for the year ending December 31, 2002.

           2.1.12 Absence of Undisclosed Liabilities. The Partnership has no Liabilities, except:

            (a) those liabilities or obligations set forth on the September 30, 2002 balance sheet included in the Financial Statements and not heretofore paid or discharged;

            (b) those liabilities or obligations incurred, consistent with past business practice, in or as a result of the normal and ordinary course of the Business since September 30, 2002, which both individually and in the aggregate are not material to the Partnership and none of which constitutes indebtedness for borrowed money (or a guaranty of any such indebtedness) or is for breach of contract, breach of warranty, tort or infringement; and

            (c)   those liabilities or obligations set forth on Schedule 2.1.12.

            For purposes of this Agreement, the term "Liabilities" shall mean liabilities, obligations or responsibilities of any nature whatsoever, whether direct or indirect, matured or unmatured, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost or expense.

           2.1.13 Inventory. All inventory of the Partnership, whether held for rental, resale or for use as spare parts, consists substantially of a quality, quantity and condition, usable, leasable or saleable in the ordinary course of the Business within the time periods consistent with the past experience of the Partnership. None of the inventory of the Partnership which is of a type described in Section 1.4(f)(iii) of this Agreement is obsolete or non-saleable. Schedule 2.1.13 is a complete and correct list of inventory as of September 30, 2002. All such inventory of the Partnership is valued in the Financial Statements at average cost.

           2.1.14 Accounts Receivable. All accounts receivable of the Partnership, as set forth on the Current Balance Sheet and all subsequent balance sheets and schedules, including the Closing Date Balance Sheet and the Working Capital Schedule, are or will be valid and genuine, have arisen or will arise solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Business consistent with past practices, and are not or will not be subject to valid defenses, set-offs or counterclaims, and the allowance for collection losses on such balance sheets have been or will be determined in accordance with GAAP and based upon the Partnership's historical experience in collecting its accounts receivable. To Seller's Knowledge, there are no facts or circumstances that could reasonably be expected to result in the allowance for collection losses on the most recent balance sheet included in the Financial Statements being inadequate to cover expected collection losses. Schedule 2.1.14 sets forth as of the last day of each of the months in the 12-month period ended September 30, 2002 and as of the close of business on October 31, 2002 (a) the total amounts of accounts receivable of the Partnership and (b) the aging of such receivables based on the following schedule: current, 1-30 days past due, 31-60 days past due, 61-90 days past due and over 90 days past due. On or before the Closing Date, Seller shall deliver to Buyer a schedule setting forth as of the close of business on the last of the calendar month prior to the calendar month in which the Closing occurs (x) the total amounts of accounts receivable of the Partnership and (y) the aging of such receivables based on the following schedule: current, 1-30 days past due, 31-60 days past due, 61-90 days past due and over 90 days past due.

           2.1.15 Material Changes. Except as disclosed on Schedule 2.1.15, since December 31, 2001, the Partnership has not:

            (a) incurred any liabilities (absolute or contingent), other than liabilities incurred in the ordinary course of the Business consistent with past practice, or discharged or satisfied any Lien, or paid any liabilities, other than in the ordinary course of the Business consistent with past practice, or failed to pay or discharge when due any liabilities, in each case for which the failure to pay or discharge has caused or would reasonably be expected to cause any material damage or risk of material loss to it, the Business or any of its material assets or properties;

            (b) sold, encumbered, assigned or transferred any of its assets or properties, except in the ordinary course of the Business consistent with past practice;

            (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged or pledged any of the assets of the Partnership, or subjected any of the assets of the Partnership to any Lien, conditional sales contract or other encumbrance of any nature whatsoever, except for Existing Liens;

            (d) made or suffered any amendment or termination of any material agreement, contract, commitment, lease under which it is lessee or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of the Business, except for any amendment, termination, cancellation, modification or waiver which, individually or in the aggregate, would not reasonably be expected to adversely affect the assets of the Partnership, the Business or the transactions or events contemplated by this Agreement;

            (e) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting the Business, operations, assets, properties or prospects or
                  (ii) of any item or items carried on its books of account individually or in the aggregate at more than $25,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Business;

            (f) suffered any events which, individually or in the aggregate, will, or could be reasonably expected to, have a Seller Material Adverse Effect;

            (g) received notice or had actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or could reasonably be expected to have a Seller Material Adverse Effect, nor has Seller received any such notice;

            (h) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loaned any money or assets to, any employee, or made any increase in, or any addition to, other benefits to which any employee may be entitled, other than commercially reasonable salary adjustments commensurate with position, conforming to general industry norms and in accordance with past practice;

            (i) changed any of the accounting principles followed by the Partnership or the methods of applying such principles (including any change in depreciation or amortization policies or rates);

            (j) entered into any transaction not described above other than in the ordinary course of the Business consistent with past practice;

            (k) made any distributions to its partners prior to the date of this Agreement, other than distributions in amounts consistent with past practices;

            (l)   issued any additional partnership interests;

            (m) made any capital expenditures or capital additions in excess of an aggregate of $50,000, or entered into any leases of capital equipment or property under which the annual lease charges exceed $10,000 in the aggregate;

            (n) agreed, orally or in writing, or granted any other Person or entity, an option to do any of the things specified in subparagraphs (a) through (m) above; or

            (o) made any representation, warranty or agreement with any of its employees regarding employment after the Closing by Buyer.

           2.1.16 Labor Relations. The relations of the Partnership with its employees are good. In addition, (a) no employee is represented by any union or other labor organization; (b) there is no unfair labor practice complaint against the Partnership pending or, to Seller's Knowledge, threatened before the National Labor Relations Board; (c) there is no labor strike, dispute, slow down or stoppage actually pending or, to Seller's Knowledge, threatened against or involving the Business or any of its employees, (d) no labor grievance which might have an adverse effect on the Partnership or the conduct of the Business is pending or, to Seller's Knowledge, is threatened by or on behalf of any labor union or any employee;
                  (e) no private agreement restricts the Partnership from relocating, closing or terminating any of its operations or facilities or would adversely affect its ability to do so; (f) the Partnership has not experienced any work stoppage or other labor difficulty or committed any unfair labor practice related to the Business; and (g) no organizational effort is being made or, to Seller's Knowledge, is threatened by or on behalf of any labor union or any employee with respect to any of the Partnership's employees.

           2.1.17 Compensation Arrangements. Schedule 2.1.17 sets forth the following information: the name and current annual salary, including bonus, if applicable, of each of the Partnership's employees, together with a statement of the full amount of all remuneration or compensation paid by the Partnership to each such employee during the 12 month period ended September 30, 2002. As of the Closing Date, the Partnership will not have increased the rate of remuneration of any of its employees since the date of this Agreement except as contemplated by
                  Section 2.1.15(h).

           2.1.18 Employee Benefit Plans and Arrangements.

            (a) Schedule 2.1.18 contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and including each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")), whether formal or informal, written or oral ("Employee Benefit Plan"), to which the Partnership or any ERISA Affiliate is a party, or that is sponsored, maintained or contributed to by the Partnership or any ERISA Affiliate, or with respect to which the Partnership or any ERISA Affiliate has any obligation to contribute, or any liability with respect thereto, for the benefit of any of the employees or former employees of the Partnership or of any ERISA Affiliate, or any present or former beneficiary, dependent or assignee of any such employee or former employee (a "Shenandoah Employee Benefit Plan"). Except as set forth in Schedule 2.1.18, no Related Party has ever been a party to, sponsored, maintained, contributed to, had any obligation to contribute to, or had any liability or potential liability with respect to, any Employee Benefit Plan for the benefit of any employee or former employee of the Partnership. For purposes of this Section 2.1.18, "ERISA Affiliate" shall mean any entity which, with the Partnership, would be treated as a single employer under Section 414 of the Code or under the provisions of ERISA.

            (b) Except as set forth in Schedule 2.1.18, all contributions required by the terms of any Shenandoah Employee Benefit Plan, law or contract to be made to fund the Shenandoah Employee Benefit Plans for any plan year, or other period on the basis of which contributions are required ending before the Closing Date, have been made when due.

            (c) With respect to each Shenandoah Employee Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing Date will have been paid on or before the Closing Date and, as of the Closing Date, there will be no liability of the Partnership under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

            (d) Except as set forth on Schedule 2.1.18, the Partnership is not, nor has ever has been at any time (including by virtue of applicable attribution rules): (i) a member of a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code; (iii) a member of an affiliated service group within the meaning of Section 414(m) of the Code; (iv) a member of a group of organizations required to be aggregated under Section 414(o) of the Code; or (v) considered to be a member of a group treated as a "single employer" within the meaning of
                  Section 4001 of ERISA.

            (e)   Except as set forth in Schedule 2.1.18:

            (i) Each Shenandoah Employee Benefit Plan has been administered in compliance with its terms including, but not limited to, any provisions relating to contributions thereunder, and is in compliance in all respects with the applicable provisions of ERISA, the Code and all other federal, state and other applicable laws, rules and regulations, as they relate to such Shenandoah Employee Benefit Plan (including deductibility, funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Title V of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")). As of the date of this Agreement, there are no employees or former employees of the Partnership to which the Partnership is providing or should be providing continuation coverage under COBRA.

            (ii) There have been no "prohibited transactions" (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) for which an exemption is not available with respect to any Shenandoah Employee Benefit Plan;

            (iii) There are no proceedings, suits actions or claims (other than routine claims for benefits) pending, or, to the Knowledge of the Seller, threatened with respect to any Shenandoah Employee Benefit Plan, the assets of any trust thereunder, or the plan sponsor or the plan administrator with respect to the design or operation of any Shenandoah Employee Benefit Plan;

            (iv) Each Shenandoah Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service ("IRS") to be so qualified, any trust created pursuant to any such Shenandoah Employee Benefit Plan has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, and, to the Knowledge of the Seller, nothing has occurred and no facts have arisen since such IRS determination that would jeopardize the tax-qualified status of any such Shenandoah Employee Benefit Plan or the tax-exempt status of any related trust;

            (v) No circumstance or event has occurred which would cause the imposition of any liability, penalty or tax (a) under ERISA, the Code or any other law, regulations or governmental order applicable to any Shenandoah Employee Benefit Plan; or (b) under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Partnership or the Seller has agreed to indemnify or is required to indemnify any person against liability incurred with respect to any Shenandoah Employee Benefit Plan, other than, in either case, the obligation to pay benefits in accordance with the terms of any Shenandoah Employee Benefit Plan; and

            (vi) No unsatisfied liabilities to participants, the IRS, the United States Department of Labor ("DOL"), or to any other Person or entity have been incurred as a result of the termination of any Shenandoah Employee Benefit Plan.

            (f) The Partnership does not maintain and has never maintained or been obligated to contribute to a "multi-employer plan" (as such term is defined by Section 4001(a)(3) of ERISA).

            (g) Except as set forth in Schedule 2.1.18, and except as required by statute and regulations issued thereunder, the Partnership does not maintain any retiree life and/or retiree health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of any of its employees after such employee's termination of employment.

            (h) All obligations of the Partnership, whether arising by operation of law, by contract or by course of conduct, for payments to trusts or other funds or to any governmental agency or to any individual, employee or agent (or his heirs, legatees or legal representatives) with respect to unemployment compensation or Social Security benefits, or for vacation or holiday pay, bonuses and other forms of compensation, which are payable to the Partnership's employees have been paid when due.

            (i) The Partnership has not made any representation, warranty or promise to, or agreement with, any of its employees regarding continued employment after the Closing.

            (j) Under no circumstances (other than Buyer's voluntary assumption of such liability) will Buyer have any liabilities for benefits or otherwise under any Shenandoah Employee Benefit Plan.

            (k) Except as set forth in Schedule 2.1.18, the consummation of the transactions contemplated by this Agreement will not (in and of itself) (i) entitle any employee of the Partnership to severance pay, unemployment compensation or any other payment;
                  (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee; (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available; or (iv) result (either alone or in conjunction with any other event) in the payment or series of payments by the Partnership to any Person of an "excess parachute payment" within the meaning of Section 280G of the Code.

            (l) Neither the Partnership nor Seller has announced any plan or legally binding commitment to create any additional Shenandoah Employee Benefit Plan or to amend or modify any existing Shenandoah Employee Benefit Plan.

           2.1.19 Transactions With Related Parties and Alltel.

            (a) Except as disclosed on Schedule 2.1.19, no Related Party: (i) has borrowed money from, or loaned money to, the Partnership;
                  (ii) has any contractual or other claims, express or implied, or of any kind whatsoever against the Partnership; (iii) has any right, title or interest in any property or assets related to or used in the conduct of the Business; (iv) is a party to any oral or written agreement with the Partnership or is engaged in any other transaction with the Partnership; (v) is a party to any oral or written agreement or instrument related to the Partnership or the Business, including any agreement or instrument of a type described in Section 2.1.5; or (vi) is a party to any claim, action, proceeding or investigation or subject to any judgment, order, writ, injunction, decree or award related in whole or in part to the Business. Part II of
                  Schedule 2.1.19 specifically identifies those assets owned by a Related Party which are related primarily to or used primarily in the Business and which are to be transferred to the Partnership prior to the Closing pursuant to Section 1.2 hereof. For purposes of this Agreement, a "Related Party" means any partner, shareholder, member, manager, director, officer, employee, trustee, beneficiary or affiliate (meaning a husband, wife or a Person controlled by, controlling or under common control with another Person) of the Partnership, Seller or Parent; provided, however, that neither Buyer nor Alltel, nor any affiliate of Buyer or Alltel, shall be considered to be a "Related Party" for purposes of this Agreement.

            (b) Except for the Partnership Agreement and other agreements listed on Schedule 2.1.5(a) which were entered into in the ordinary course of business on an arm's length basis, neither Alltel nor any affiliate of Alltel (i) has borrowed money from, or loaned money to, the Partnership; (ii) to Seller's knowledge, has any contractual or other claims, express or implied, or of any kind whatsoever against the Partnership;
                  (iii) has any right, title or interest in any property or assets related to or used in the conduct of the Business; (iv) is a party to any oral or written agreement with the Partnership or is engaged in any other transaction with the Partnership; (v) to Seller's Knowledge, is a party to any oral or written agreement or instrument related to the Partnership or the Business, including any agreement or instrument of a type described in Section 2.1.5; or (vi) to Seller's Knowledge, is a party to any claim, action, proceeding or investigation or subject to any judgment, order, writ, injunction, decree or award related in whole or in part to the Business.

           2.1.20 Insolvency. Neither the Partnership, Seller, nor Parent is the subject of any existing, pending or threatened insolvency or bankruptcy proceedings. The consummation of the transactions contemplated by this Agreement will not result in the Partnership, Seller or Parent being the subject of such proceedings.

           2.1.21 Insurance. The Partnership's assets and the Business are insured, and the Parent maintains on behalf of the Partnership adequate (in light of the risks of the Business) and all statutorily required general liability, all risk, worker's compensation, employer's liability and occupational disease and bodily injury insurance, under various policies of general liability and other forms of insurance, all of which are described on Schedule 2.1.21, which discloses for each policy the risks insured against, coverage limits, deductible amounts, all outstanding claims for the Partnership thereunder, and whether the terms of such policy provide for retrospective premium adjustments. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. The coverages provided by such policies are reasonable, both in scope and amount, in light of the risks attendant to the Business and are sufficient in the aggregate to cover all reasonably foreseeable damage to and liabilities or contingencies relating to the conduct of the Business. Seller has previously delivered to Buyer true and complete insurance claim histories for the Partnership for the past three years. The Partnership has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years on the basis of any condition, physical or otherwise, of any of the assets of the Partnership, nor has it failed to file any notice or present any claim under any such policy in due and timely fashion.
                  Schedule 2.1.21 also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the Business.

           2.1.22 No Third Party Options. Except pursuant to the Partnership Agreement, there are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of the assets of the Partnership.

           2.1.23 Intellectual Property Matters. Except as set forth on
                  Schedule 2.1.23:

            (a) The Partnership has no patents, trademarks, registered copyrights or applications for any of the foregoing. The Partnership possesses such working copies of all software and firmware as are necessary for or otherwise used in the current conduct of the Business, together with copies of all related manuals and other documentation. All patents, trademarks, service marks, trade names or copyrights, whether registered or unregistered, used in the conduct of the Business, and all software, firmware, trade secrets, proprietary technologies, know-how, inventions, discoveries, improvements, processes and formulas (secret or otherwise) related to the Business and any documentation related thereto (the "Intellectual Properties") are owned or licensed by the Partnership and are listed on Schedule 2.1.23. The Intellectual Properties owned or licensed by the
                  Partnership:

            (i) are held by the Partnership pursuant to either good and valid title or fully-paid (other than upgrade costs and purchaser maintenance costs) perpetual licenses under which the Partnership has the right to assign, if applicable, the license to Buyer in connection with the transactions contemplated hereby, and no present or former employee, consultant or other Person (including any former employer of a present or former employee or consultant of the Partnership) has any proprietary, commercial or other interest, direct or indirect, therein; and

            (ii) have been adequately protected by maintaining the secrecy of trade secret processes, by requiring non-disclosure agreements when appropriate and by affixing copyright notices when appropriate, and neither the Partnership nor Seller has received notice of any claim of infringement or any other claims relating to any such Intellectual Property, nor does Seller have Knowledge of any facts upon which any such claim could reasonably be based.

            (b) In conducting the Business as presently conducted, the Partnership is not infringing upon or unlawfully or wrongfully using any patent, trademark, trade name, service mark, copyright, trade secret or any other form of intellectual property owned or claimed by another. The Partnership is not in default under, nor has the Partnership or Seller received any notice of any claim of infringement or any other claim or proceeding relating to, any such patent, trademark, trade name, service mark, copyright, trade secret or any other form of intellectual property or any agreement relating thereto. To Seller's Knowledge, no third party is infringing any Intellectual Property of the Partnership.

           2.1.24 No Interest in Other Entities. The Partnership does not own shares of capital stock of any corporation, nor does it have any other ownership or investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other Person.

           2.1.25 Availability of Documents. Seller has made available to Buyer copies of all documents and other papers, including all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings authorizations, permits, licenses, patents, trademarks, trade names, service marks, copyrights and applications therefor, listed or required to be listed in the Schedules hereto, except for the documents listed on Schedule 2.1.5(g). Such copies are true, complete, accurate and authentic and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

           2.1.26 No Other Business. The Partnership does not conduct and has not conducted any business other than the Business.

           2.1.27 Maintenance of Personal Property. The Partnership has maintained all of its equipment and machinery in accordance with all warranties provided by the vendors or manufacturers thereof and has delivered accurate descriptions of all maintenance procedures utilized by the Partnership to maintain such assets.

           2.1.28 Subscriber Accounts. Seller has furnished to Buyer a schedule that sets forth, as of July 23, 2002, for each rate plan of the Partnership and, within each rate plan, for each type of account on that plan (including, if applicable, active, suspended, employee, demo phone, loaner phone and rental phone), the identities of the accounts, the dates of initial activation of the accounts and the total number of accounts in that category.

           2.1.29 Bank Accounts. Schedule 2.1.29 hereto sets forth a complete list of all banks or other financial institutions at which the Partnership has an account, the account numbers of all such accounts and the names of the authorized signatories for all such accounts.

           2.1.30 Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller directly without the intervention of any Person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby. Neither the Partnership, Seller nor any of their respective agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

           2.1.31 Completeness of Disclosure. No representation or warranty by Seller in this Agreement, including any schedule, exhibit or attachment hereto, or in any Transaction Document, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

            2.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

            2.2.1 Partnership Existence and Authority.

            (a) Buyer is a general partnership duly formed and validly existing under the laws of the State of Delaware and has the requisite partnership power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance by Buyer of this Agreement and all other Transaction Documents required to be executed and delivered by Buyer in accordance with the provisions of this Agreement (collectively, the "Buyer's Documents") have been duly authorized by all necessary partnership action.

                  This Agreement has been, and the other Buyer's Documents will be, duly executed and delivered by Buyer, and this Agreement constitutes, and the other Buyer's Documents when executed and delivered will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (b) Buyer is the sole record and beneficial owner of, and holds good, valid and marketable title to, Buyer's Interest in the Partnership.

            2.2.2 No Conflicts; Consents.

            (a) Upon the receipt of requisite consents from the FCC as described in Section 3.3.1(a) and the receipt or giving of the consents set forth on Schedule 2.2.2 (the "Buyer Required Consents"), the execution, delivery and performance of this Agreement and the other Buyer's Documents by Buyer do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any Person under, (i) any existing law, ordinance, or governmental rule or regulation to which Buyer is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Buyer, (iii) the partnership agreement of Buyer, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which Buyer is a party or by which Buyer is otherwise bound.

            (b) Except for the Buyer Required Consents, the requisite consents from the FCC as described in Section 3.3.1(a) and any post-Closing notifications required by the FCC, no authorization, approval or consent of, and no registration or filing with or notice to, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Buyer.

            2.2.3 Litigation. There is (a) no suit, action or claim, (b) no investigation or inquiry by any administrative agency or governmental body, and (c) no legal, administrative or arbitration proceeding pending or, to Buyer's knowledge, threatened against Buyer which seeks to terminate or modify or which might affect this Agreement or the consummation of the transactions contemplated herein.

            2.2.4 Brokers or Finders. All negotiations relative to this
                  Agreement and the transactions contemplated hereby have been carried on by Buyer directly without the intervention of any Person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby. Buyer and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

            2.2.5 FCC Matters. Buyer is, and pending the Closing, will be legally, technically, financially and otherwise qualified under the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC to acquire the Partnership Interest and to conduct the business and operations of the Partnership. There are no facts or proceedings which would reasonably be expected to disqualify Buyer under the Communications Act of 1934, as amended, or otherwise from acquiring the Partnership Interest or would cause the FCC not to approve the application for the change of control of the FCC Authorizations to Buyer. Buyer has no knowledge of any fact or circumstance relating to Buyer or any of Buyer's affiliates that would reasonably be expected to (a) cause the filing of any objection to the application for the change of control of the FCC Authorizations to Buyer, or (b) lead to a delay in the processing by the FCC of such application. No waiver of any FCC rule or policy is necessary to be obtained for the grant of the application for the change of control of the FCC Authorizations to Buyer.

            2.2.6 Availability of Funds. Buyer will have available on the
                  Closing Date sufficient funds to enable Buyer to consummate the transactions contemplated hereby.

            2.2.7 No Outside Reliance. Buyer has not relied and is not relying on any statement, representation or warranty not made in this Agreement, any Schedule hereto or any Transaction Document. Buyer is not relying on any projections or other predictions contained or referred to in any materials that have been or may hereafter be provided to Buyer or any of its affiliates, agents or representatives by Seller or Parent, and Seller makes no representations or warranties with respect to any such projections or other predictions. Buyer acknowledges that it and its representatives have been permitted access to the books and records, facilities, equipment, tax returns, contracts and other properties and assets of the Partnership that Buyer and its representatives have desired or requested to see or review, and that Buyer and its representatives have had an opportunity to meet with the officers and employees of Seller and its affiliates to discuss the Partnership.

            2.2.8 No Intent to Cancel. Neither Buyer nor any affiliate of Buyer intends to cancel or otherwise modify the Switch Sharing Agreement.

            2.2.9 Completeness of Disclosure. No representation or warranty by
                  Buyer in this Agreement or in any certificate, schedule, list, document, agreement or instrument furnished or to be furnished to Seller in connection with the execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

           2.2.10 Other Materials. Buyer acknowledges that none of Seller, its affiliates or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Partnership furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement and none of Seller, its affiliates or any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any such information, documents or material made available to Buyer in any "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby, except to the extent such information, documents or materials is included in or covered by the representations or warranties of Seller or Parent set forth in this Agreement.

            2.3 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement, including any schedule hereto, or in any certificate furnished hereunder, shall survive for a period lasting two years after Closing, except that (a) any intentional misrepresentation shall survive Closing indefinitely, (b) Section 2.1.8 shall survive for a period lasting five years after Closing and (c) Sections 2.1.1, 2.1.2, 2.1.7, 2.1.9(a), 2.1.9(b), 2.1.18, 2.1.19 and 2.1.22,
                  and Sections 2.2.1, 2.2.2 and 2.2.5, shall survive until the expiration of the 15 day period commencing on the expiration date of the relevant statute of limitations period (including any applicable extensions thereof), if longer than the two-year period previously specified (provided that if there is no relevant statute of limitations, survival shall be indefinite), unless survival is governed by the preceding clause (a). Any claim by a party based upon breach of any such representation or warranty made pursuant to Article V below or otherwise must be submitted to the other party prior to or at the expiration of the applicable survival period. In the case of any claim submitted within such time period, the right of the party submitting the claim to recover from the other party with respect to such claim shall not be dependent on the claim being resolved or the losses being incurred within such time period. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein. The waiver of any condition regarding the accuracy of any representation or warranty, regarding the performance of or compliance with any covenant or obligation or regarding any other matter, will not affect the right of indemnification or any other remedy of the waiving party after the Closing based on the inaccuracy of such representation or warranty, the nonperformance of or noncompliance with such covenant or obligation or the failure of such condition to have been satisfied.

                                  ARTICLE III

                            COVENANTS AND AGREEMENTS

            3.1 Covenants of Seller and Parent Pending the Closing. Seller and Parent jointly and severally covenant and agree that, from the date hereof until the Closing and except as otherwise agreed to in writing by Buyer (provided, however, that any breach of any of Seller's or Parent's covenants directly caused by either (i) a breach by Buyer of its obligations under the Switch Sharing Agreement, or (ii) the failure by Buyer to provide to the Partnership the benefits of any modification to the functionality of the Switch that Buyer makes for its own purposes, shall be disregarded for purposes of this Agreement):

            3.1.1 Conduct of the Business in the Ordinary Course. The Business
                  shall be conducted solely in the ordinary course consistent with past practice and in compliance with the Communications Act of 1934 and the rules and regulations of the FCC, all other laws, ordinances, rules, regulations and orders applicable to the Business or any of the assets of the Partnership, including all applicable Environmental Laws, all of the Authorizations and the Partnership Agreement. Without limiting the foregoing, from the date hereof until the Closing, the Partnership shall:

            (a) collect its accounts receivable in the ordinary course of the Business, consistent with past practice, and not compromise, discount, forgive or otherwise adjust, amend or modify the terms or conditions of any of its accounts receivable other than in the ordinary course of the Business, consistent with past practice;

            (b) pay its accounts payable and applicable taxes in the ordinary course of the Business, consistent with past practice, and not adjust, amend or modify the terms or conditions of any of its accounts payable other than in the ordinary course of the Business, other than taxes which are being disputed in good faith in accordance with applicable dispute procedures and for which appropriate reserves have been made, consistent with past practice;

            (c) not sell, lease, license, or otherwise dispose of any assets or property of the Partnership except (i) pursuant to the requirements of any agreement listed in Schedule 2.1.5(a), or
                  (ii) in the ordinary course of the Business consistent with past practice; and not acquire any assets or property except in the ordinary course of the Business consistent with past practice;

            (d) not enter into any new lease or license for the Partnership's use of any cell site or retail space or any other material agreement;

            (e)   not enter into any type of business other than the Business;

            (f) not incur or guaranty any indebtedness for borrowed money or any other indebtedness, except for trade payables incurred in the ordinary course of the Business, consistent with past practice;

            (g) not merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

            (h) not (i) take or agree to take any action that would make any representation or warranty of Seller inaccurate in any respect at, or as of any time prior to, the Closing Date, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

            (i) without limiting the generality of subsection (h) above, not cause or permit to occur any of the events or occurrences described in Section 2.1.15 hereof;

            (j) perform all of its obligations under all Contracts and not amend, terminate or waive any rights under any material Contracts or under any material agreements listed in Part II of Schedule 2.1.19, or enter into any material contracts relating to the Business, except in the ordinary course of the Business consistent with past practice; nor shall Seller agree to amend or terminate the Partnership Agreement, propose any amendment to or termination of the Partnership Agreement, withdraw as a Partner (except as contemplated under this Agreement) or agree to or propose any dissolution or termination of the Partnership;

            (k) maintain the Business's equipment, systems and other fixed assets as necessary to maintain the Business's reliability standards, footprint coverage and network capacity;

            (l) make capital expenditures in the ordinary course consistent with past practice as necessary or appropriate to conduct the Business;

            (m) not make any distributions to the partners of the Partnership, other than distributions in amounts consistent with past practice that are disclosed to Buyer in writing prior to Closing;

            (n) terminate the lease of each Leased Property that is no longer being used in the operation of the Business, if any, and pay all termination fees or similar charges or liabilities in connection therewith, after giving written notice to Buyer of the intention to terminate such lease, such termination to be effected promptly after Buyer notifies Seller that it does not object to such termination or 15 days elapses without notification from Buyer that it objects to such termination;

            (o) continue in accordance with past practice all marketing and promotions relating to the maintenance and growth of subscribers; and

            (p) not activate customers on any service plans, unless the terms and conditions of such plans (including price and duration of contract terms) are no more favorable (taken together, but not individually) to customers than the plans of the Partnership listed on Schedule 2.1.5(e); notwithstanding the foregoing, the Partnership may introduce and activate customers on new plans which no more than match more favorable terms offered by competitors, provided that Seller gives Buyer at least three business days' prior written notice of the implementation of such plan.

            3.1.2 Maintenance of Assets and Insurance. The Partnership shall take all action reasonably necessary to maintain the assets of the Partnership, including the Authorizations and all Intellectual Properties, and otherwise preserve its rights to provide telecommunications service in the Market. Seller or Parent shall keep in full force and effect the insurance policies maintained for the benefit of the Partnership on the assets of the Partnership as of the date hereof (or replacement policies providing substantially the same coverage) and shall notify Buyer of any significant changes in the terms of the insurance policies and binders currently in effect.

            3.1.3 Intentionally Deleted.

            3.1.4 Efforts; Relationships; Cooperation. The Partnership shall use all commercially reasonable efforts to conduct the Business in such a manner that at all times prior to and on the Closing Date, the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such times. The Partnership shall (i) use commercially reasonable efforts to keep available the services of the Partnership's employees and of all agents of the Business, (ii) use commercially reasonable efforts to maintain the relations and goodwill of the Business with the suppliers, customers and distributors of the Business and any others having business relations with the Business, and (iii) cooperate with Buyer in establishing network conversion and switching conversion arrangements and implementing other transitional arrangements as reasonably requested by Buyer.

            3.1.5 Access. Upon reasonable prior notice from Buyer, (a) the
                  Partnership shall give Buyer and its authorized representatives reasonable access during regular business hours to the Partnership's books and records, facilities and assets comprising or relating to the Partnership or the Business, (b) the Partnership shall provide such financial and operating data and other information with respect to the Partnership or the Business as Buyer may reasonably request, and (c) the Partnership and Seller shall, upon reasonable advance written notice from Buyer, make available their officers, employees, agents and affiliates who are familiar with matters relating to the Business in order to facilitate the Buyer's review of the Partnership or the Business. The foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations of the Business.

            3.1.6 Non-solicitation. Prior to the Closing and except as expressly permitted by this Agreement, neither the Partnership nor Seller shall, directly or indirectly, sell, agree to sell, solicit inquiries or proposals or furnish any non-public information with respect to, or initiate or participate in any negotiations or discussions whatsoever concerning any acquisition or purchase of, any or all of the assets of the Partnership outside of the ordinary course of the Business, or any equity interest in the Partnership, whether by purchase, merger or otherwise, or any business combination with the Partnership. The Partnership and Seller shall instruct their officers, employees, trustees, beneficiaries, agents and affiliates to refrain from doing any of the above.

            3.1.7 Press Releases. Neither the Partnership nor Seller nor Parent
                  shall make any public statements or releases concerning this Agreement or the transactions contemplated hereby, except (a) as shall have been approved in advance as to form and content by Buyer, and except to such Persons as have been approved in advance by Buyer, which approvals shall not be unreasonably withheld or (b) as required by applicable law or any listing agreement, provided that the Partnership, Seller or Parent shall use reasonable efforts to provide Buyer with a copy of such public statements or releases in advance.

            3.1.8 Compliance with Authorizations. The Partnership shall maintain all of its rights and interest in, and the validity of, the Authorizations, and the Partnership shall not engage in any transaction or take any action or omit to take any action that will or could reasonably be expected to adversely affect its rights or interest in, or the validity of, the Authorizations. Without limiting the above, the Partnership shall conduct its operations in accordance with the conditions set by the FCC for maintaining the FCC Authorizations. Seller shall promptly provide Buyer with copies of all applications and other correspondence from the Partnership or Seller to the FCC with respect to the Business and any notices, Authorizations, orders or correspondence received by the Partnership or Seller from the FCC with respect to the Business.

            3.1.9 Updates. Between the date hereof and the Closing, Seller and
                  Parent shall promptly notify Buyer of (a) any fact or condition of which any of them acquires Knowledge that renders inaccurate any of the representations or warranties made by Seller and Parent herein as of the date of this Agreement or
                  (b) the occurrence after the date of this Agreement of any fact or condition that would, as of the time of such occurrence, constitute a failure on the part of Seller and Parent to meet the conditions set forth in Section 4.1.1 hereof; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller and Parent or the Schedules hereto for the purposes of this Agreement (including Article V), unless Buyer shall have consented thereto in writing. During the same period, Seller and Parent shall promptly notify Buyer of the occurrence of any breach of any covenant of Seller or Parent contained in this Article III, or of any event that may make the satisfaction of the conditions set forth in Section 4.1 of this Agreement impossible or unlikely.

           3.1.10 Delivery of Financial Statements. Seller shall deliver to Buyer within 15 days after the end of each calendar month unaudited financial statements for the Partnership, consisting of a balance sheet, a statement of income (including detailed revenue classifications) and a statement of cash flows, as well as key operating statistics, including gross subscriber additions, disconnects and end-of-period number of subscribers for such month and for the interim period then ended (all such financial statements, the "Interim Financial Statements"). Such Interim Financial Statements shall meet the requirements for Unaudited Financial Statements as set forth in Section 2.1.11(b).

            3.2 Covenants of Buyer Pending the Closing. Buyer covenants and agrees that, from the date hereof until the Closing Date and except as otherwise agreed to in writing by Seller:

            3.2.1 Actions of Buyer. Buyer shall use all commercially reasonable efforts not to take any action that would result in a breach of any of its representations and warranties hereunder.

            3.2.2 Press Releases. Buyer will not make any public statements or releases concerning this Agreement or the transactions contemplated hereby, except (a) as shall have been approved in advance as to form and content by Seller, and except to such Persons as have been approved in advance by Seller, which approvals shall not be unreasonably withheld or (b) as required by applicable law or any listing agreement, provided that Buyer shall use reasonable efforts to provide Seller with a copy of such public statements or releases in advance.

            3.2.3 Updates. Between the date hereof and the Closing, Buyer shall promptly notify Seller of (a) any fact or condition of which Buyer acquires knowledge that renders inaccurate any of Buyer's representations or warranties made herein as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would, as of the time of such occurrence, constitute a failure on the part of Buyer to meet the conditions set forth in Section 4.2.1 hereof; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Buyer for the purposes of this Agreement (including Article V), unless Seller shall have consented thereto in writing. During the same period, Buyer shall promptly notify Seller of the occurrence of any breach of any covenant of Buyer contained in this Article III, or of any event that may make the satisfaction of the conditions set forth in Section 4.2 of this Agreement impossible or unlikely.

            3.2.4 Non-Solicitation. From the date of this Agreement until one year from the Closing Date, Buyer agrees that it will not, directly or indirectly through any affiliate or representative of Buyer or otherwise, except as expressly provided in the next sentence, recruit, solicit, offer to employ or employ any management employee of Seller to become an employee, independent contractor or consultant of Buyer or any of Buyer's affiliates. However, Buyer shall not be prohibited from recruiting, soliciting, offering to employ or employing any such management employee who is identified as a result of a search by Buyer for employees through the use of one or more general advertisements in the media (including trade media) or through the engagement of one or more firms to conduct searches that are not targeted or focused on Seller.

            3.2.5 Switch Sharing Agreement. Buyer (or an affiliate of Buyer) (i)
                  shall continue to perform its obligations under the Switch Sharing Agreement in accordance with the terms and conditions of the Switch Sharing Agreement, (ii) shall not terminate the Switch Sharing Agreement pursuant to Section VI(E) thereof or give notice pursuant to Section III(B)(1) of the Switch Sharing Agreement of its intention not to renew such Agreement, (iii) shall provide to the Partnership the benefits of any modification to the functionality of the Switch that Buyer (or an affiliate of Buyer) makes for its own purposes, and (iv) shall not increase the rates for any of the services performed by Buyer (or an affiliate of Buyer) under the Switch Sharing Agreement, except in connection with any modifications to such services that may be requested by Seller (other than those contemplated by clause (iii) of this Section).

            3.3 Mutual Covenants. Seller, Parent and Buyer further covenant and agree that, except as otherwise agreed to in writing by Seller and Buyer:

            3.3.1 Certain Filings and Consents.

            (a) As soon as practicable after the date of this Agreement, Seller and Buyer shall file (i) applications with or notifications to the FCC for consent to the transfer of control of the FCC Authorizations from Seller to Buyer, and such other applications with the FCC as may be advisable in the reasonable judgment of the parties hereto, all of which applications and notifications will comply in all material respects with the requirements of the Communications Act of 1934 and the rules of the FCC, and (ii) applications for all consents and approvals of the SCC and other regulatory consents and approvals necessary for the consummation of the transactions contemplated hereby, if any. Seller and Buyer shall use commercially reasonable efforts to file the applications for the consent of the FCC within 10 business days after the date of this Agreement. Seller and Buyer shall diligently prosecute all applications referred to in the first sentence of this Section and shall take all such actions and give all such notices as may be required or requested by the FCC or any other regulatory agency or as may be appropriate in an effort to expedite the grant of such consent by the FCC or such regulatory agency. Upon final resolution of all issues with respect to the ROFR, Buyer and Seller shall file new applications or notifications with the FCC, or appropriate amendments to applications or notifications already filed with the FCC, if necessary to properly reflect the structure of the transactions contemplated hereby following resolution of such issues.

            (b) The Partnership and Seller shall use all commercially reasonable efforts to obtain (or give, in the case of notifications or deliveries constituting Required Consents) all Required Consents as soon as practicable. Buyer shall use all commercially reasonable efforts to obtain (or give, in the case of notifications or deliveries constituting Buyer Required Consents) all Buyer Required Consents.

            3.3.2 Non-Disclosure. None of Seller, Parent and their agents and none of the Partnership, Buyer and its agents shall at any time disclose to the public or to any third party the fact that Buyer is contemplating the purchase of the Partnership Interest, or that Seller is contemplating the sale of the Partnership Interest to Buyer, or the existence of this Agreement or the terms and conditions of this Agreement or the acquisition, except:

            (a) as required by applicable law or the rules of any relevant stock exchange, by order or decree of a court or regulatory body having jurisdiction over such party, or in connection with such party's or its affiliate's enforcement of any rights it may have at law or equity;

            (b)   on a "need to know"  basis to Persons  within such party's
                  organization,  or outside of such party's organization   such
                  as attorneys, accountants, bankers, financial advisors and other consultants who may be assisting such party in connection with the transactions contemplated hereby and who agree to be bound by the nondisclosure obligations of this Section;

            (c)   as expressly required by this Agreement;

            (d)   with the express prior written consent of the other party; or

            (e) after such information has become publicly available without breach of this Agreement.

            Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section shall survive the Closing. Each of Seller and Buyer specifically acknowledges and agrees that the remedy at law for any breach of the provisions of this Section will be inadequate and that each party, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages in the event of any breach or threatened breach of the provisions of this Section by the other parties or such other parties' agents.

            3.3.3 Maintenance of Books and Records. Each of the Partnership,
                  Seller and Buyer shall preserve until the fifth anniversary of the Closing Date, all records possessed or to be possessed by or controlled or to be controlled by such party relating to any of the assets, liabilities or business of the Business prior to the

                  Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and (b) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further provided that as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

            3.3.4 Compliance with this Agreement; Cooperation. Buyer, Parent and
                  Seller shall each perform and comply with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Partnership, Seller and Parent, on the one hand, and Buyer, on the other hand, shall each cooperate with the other and use all commercially reasonable efforts to cause all of the conditions to the obligations of Buyer and Seller under this Agreement to be satisfied on or prior to the Closing Date.

            3.3.5 Other Regulatory Requirements. Each party agrees to reasonably cooperate with the other party in connection with the other party's efforts to satisfy any regulatory requirements in connection with the transactions contemplated by this Agreement.

            3.3.6 Use of Seller's Names and Logos. Except as specifically provided in the Transition Services Agreement, at no time from and after the Closing Date shall Buyer, the Partnership or any of their respective affiliates use any trademarks, trade names, service marks, service names, logos, copyrights, common law proprietary rights, or similar proprietary rights of Seller or its affiliates containing the names "Shenandoah," "Shentel" or any derivatives thereof or any name confusingly similar thereto. At no time during the first 18 months after the Closing Date shall Seller, Parent or any of their respective affiliates use "Shenandoah," "Shentel" or any derivative thereof or any name or mark confusingly similar thereto in the Market or within 100 miles of any part of the Market in connection with any wireless telecommunications business that is in any way competitive with any business in which the Partnership is engaged as of the date hereof, except that Seller, Parent and their respective affiliates shall not be restricted from using "Shenandoah," "Shentel" or any derivative thereof or any name or mark confusingly similar thereto in connection with any paging business. At no time during the first five years after the Closing Date shall Seller, Parent or any of their respective affiliates use "Shenandoah Cellular" in the Market or within 100 miles of any part of the Market in connection with any wireless telecommunications business that is in any way competitive with any business in which Buyer is engaged as of the date hereof. Due to the difficulty of measuring damages that would result from a breach of this Section 3.3.6, the parties hereby agree that in the event of a breach or a contemplated breach of this Section 3.3.6, in addition to any other remedies that the non-breaching party may have at law or in equity, the non-breaching party shall have the right to have the provisions of this Section 3.3.6 specifically performed by the breaching party, and the non-breaching party shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of this Section 3.3.6.

            3.4   Covenants Regarding Employees and Employee Benefits.

            Seller and Parent jointly and severally covenant and agree that, except as otherwise agreed to in writing by Buyer:

            3.4.1 Access to Employees. Upon reasonable notice, the Partnership shall provide Buyer with reasonable access to the Partnership's employees during normal business hours throughout the period prior to the Closing Date. Such access shall be in accordance with applicable law and for the purpose of interviewing such persons, performing drug testing, performing background checks and pre-employment testing, and providing transition training for those employees contemplated to be hired by Buyer (or an affiliate of Buyer) after the Closing Date, if any.

            3.4.2 Employment Termination and Related Benefits. No less than 30 days prior to the Closing, Buyer shall deliver to Seller a list of employees of the Partnership that Buyer does not intend to hire (either directly or through an affiliate) as employees of the Partnership after the Closing. The Partnership shall, effective immediately prior to Closing, terminate the employment of all employees of the Partnership and, prior to Closing, provide to such employees severance benefits, if any, to which they are entitled pursuant to any Employee Benefit Plan covering such employees. In addition, Seller shall, effective immediately prior to Closing, provide such employees with health care continuation benefits to the extent required by applicable law or the terms of any Shenandoah Employee Benefit Plan. Effective immediately after

                  Closing, Buyer (or an affiliate of Buyer) shall offer employment to any employees of the Partnership not included on the list provided to Seller pursuant to the first sentence of this Section 3.4.2.

            3.4.3 Communications With Employees. Buyer and Seller shall consult with each other regarding communications with the Partnership's employees who Buyer does not intend to hire (either directly or through an affiliate) as employees of the Partnership after the Closing in an effort to minimize any adverse impact on the Business. Upon the reasonable request of Buyer, Seller shall use all commercially reasonable efforts to minimize such impact, including enforcing the Partnership's rights under any confidentiality or non-compete agreement with any of the Partnership's employees who are terminated.

            3.4.4 No Third Party Rights. Nothing contained in this Agreement shall confer upon any of the Partnership's employees any right with respect to continued employment after the Closing. No provision of this Agreement shall create any third-party rights in any such employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by the Partnership after the Closing Date, if any.

            3.4.5 COBRA. Seller shall, at its cost in accordance with the terms of each applicable health plan (except to the extent of any premiums required to be paid by the Partnership's employees, former employees and their eligible dependents), provide (or cause the Partnership to provide and bear the full cost of such provision) continuation coverage under COBRA to all of its eligible employees, former eligible employees and their eligible dependents to the extent required by applicable law with respect to any "qualifying event" (as such term is defined in Section 4980B(f)(3) of the Code) occurring on or prior to the Closing Date.

            3.4.6 Employee Benefit Plans. Seller acknowledges and agrees that all of the Partnership's employees who are hired by Buyer (or an affiliate of Buyer) after the Closing, if any, shall cease to be active participants in any of the Shenandoah Employee Benefit Plans. Further, the parties agree and acknowledge that after the Closing, any employees who are hired by Buyer (or an affiliate of Buyer) shall participate in such employee benefit plans or arrangements and other compensation programs as Buyer shall determine in its sole discretion. Without limiting the generality of anything else contained herein, Buyer shall assume no pre-closing or post-closing liabilities associated with any Shenandoah Employee Benefit Plan. Seller and Parent acknowledge that no portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller, Parent or any of their respective affiliates (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Buyer, and agree that Buyer shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The Partnership shall withdraw as a participating employer under all Shenandoah Employee Benefit Plans effective immediately prior to Closing. Seller shall furnish to Buyer, at or prior to Closing, one or more written instruments, in form and substance reasonably satisfactory to Buyer, effectuating such withdrawals.

            3.5   Covenants Regarding Tax Matters.

            3.5.1 Without the prior written consent of Buyer, Seller shall not, to the extent it may affect or relate to the Partnership, make or change any Tax election (except for the Section 754 Election, as provided below), adopt or change any method of Tax accounting, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax Liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission referred to in any clause of this
                  Section 3.5.1 could have the effect of increasing the Tax liability or reducing any Tax Asset (as defined below) of the Partnership or Buyer.

            3.5.2 All Tax returns required to be filed by the Partnership on or after the Closing Date in respect of Pre-closing Taxes (other than such Tax returns (each, a "Straddle Period Return") that are in respect of a Tax period ending after the Closing Date and that are not personal property tax returns) (i) will be prepared and filed by Seller when due in accordance with applicable law and (ii) as of the time of filing, will be true and complete in all material respects. All such Tax returns shall be furnished to Buyer at least five days before the due date for filing such Tax returns, and Buyer shall have the right to review and consent to all such Tax returns, which consent shall not be unreasonably withheld or delayed. All Straddle Period Returns will be prepared and filed by Buyer when due in accordance with applicable law. All Straddle Period Returns shall be furnished to Seller at least five days before the due date for filing such Tax returns, and Seller shall have the right to review and consent to the filing of Straddle Period Returns, which consent shall not be unreasonably withheld or delayed. For purposes of this Agreement, the term "Pre-closing Taxes" shall mean (i) any Tax that is due on or before the Closing Date, (ii) any Tax which is payable for a Tax period that ends on or before the Closing Date and which is not due until after the Closing Date, and
                  (iii) with respect to a Tax which is payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that is related to the portion of such Tax period ending on and including the Closing Date, which portion of such Tax shall (A) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period (which period, with respect to personal property, ad valorem and real property Taxes, shall be the calendar year in which the assessment date for such Tax falls) multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Taxes based upon or related to income and any gross receipts, sales or use Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.

            3.5.3 Seller shall prepare the federal partnership tax return of the
                  Partnership for its Tax period ending on the Closing Date and, unless such election is already in full force and effect, shall make the election described in Section 754 of the Internal Revenue Code (the "Section 754 Election") with such return, in the manner and form required by applicable Treasury Regulations. The income of the Partnership will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Partnership as of the end of the Closing Date. Buyer shall provide Seller with any fair market value information with respect to the assets of the Partnership reasonably requested by Seller for purposes of making the Section 754 Election.

            3.5.4 Seller will allow Buyer, the Partnership and its counsel at their own expense to be present at and participate in any audits and appeals with respect to any Tax returns to the extent that such returns relate to the Partnership. Seller shall not settle any such audit or appeal in a manner which would adversely affect Buyer or the Partnership; provided that a settlement shall be deemed not to have an adverse effect on Buyer or the Partnership if the settlement agreement (i) merely requires the Partnership or Seller to make a payment in respect of a Pre-closing Tax, which payment shall be made by Seller immediately upon the settlement, (ii) does not require Buyer or the Partnership to concede or accept, or preclude Buyer or the Partnership from taking, any Tax position with respect to any Tax period ending after the Closing Date, and
                  (iii) could not increase the Tax liability or reduce any Tax Asset of Buyer or the Partnership with respect to any Tax period ending after the Closing Date (unless Seller pays to Buyer or the Partnership the cost of any increase in Tax liability or reduction in such Tax Asset); and provided, further, that Buyer shall have the option, exercisable in its sole discretion, to require Seller to (x) pay Buyer the amount which Seller would have paid to the relevant Tax authority in respect of the settlement and (y) allow Buyer to assume the defense of the audit, appeal and settlement of such issue, in exchange for granting Seller a release from its indemnification obligations related to the settlement.

            3.5.5 The Partnership has no Tax Sharing Agreements.

            3.5.6 Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making their employees and tax advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Subject to Section 3.5.7, Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Partnership relating to any Pre-closing Tax period, and to abide by all record retention agreements entered into with any Tax authority, and (ii) to give the other party written notice at least 90 days prior to destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records; provided that after the applicable statute of limitations with respect to which the Tax items contained in such books and records has expired (giving effect to any waiver, mitigation or extension thereof), clause (ii) shall not apply to any books and records which also pertain to persons other than the Partnership.

            3.5.7 On or before the Closing Date, Seller shall deliver to Buyer true and correct copies of all currently effective exemption certificates and other documents which have been furnished by customers of the Partnership for the purpose of establishing or supporting any claim of tax exemption with respect to Taxes collected by the Partnership from its customers.

            3.5.8 For purposes of this Agreement:

            "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes and Tax basis of assets).

            "Tax Sharing Agreement" means an agreement or arrangement (whether or not written) binding the Partnership that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person's Tax liability, but shall not include the Partnership Agreement.

            3.6 Additional Covenants of Seller and Parent. Seller and Parent further covenant and agree that, except as otherwise agreed to in writing by Buyer:

            3.6.1 Restructuring of Certain Leases. Seller shall use all commercially reasonable efforts to achieve the results contemplated by Schedule 3.6.1. Seller shall comply with all related requirements of Schedule 3.6.1.

            3.6.2 Termination of Various Agreements.

            (a) The Partnership shall terminate, effective upon or prior to Closing, all of the Authorized Agent Agreements listed in
                  Schedule 2.1.5(a), by giving written notice of termination prior to Closing in accordance with the requirements of such Agreements, except that Seller shall cause the Authorized Agent

                  Agreement between the Partnership and ShenTel Service Company, an affiliate of Seller, to be terminated instead by written agreement executed by the Partnership and ShenTel Service Company. Copies of such termination notices and such written agreement shall be delivered to Buyer prior to Closing.

            (b) The Partnership shall terminate the Marketing and Cellular Radio Service Agreement dated September 30, 1997 between the Partnership and Topp Telecom, Inc. effective upon or prior to Closing, by giving written notice of termination prior to Closing in accordance with the requirements of such Agreement. A copy of such termination notice shall be delivered to Buyer prior to Closing.

            (c) The parties acknowledge that, as described in greater detail in Schedule 2.1.5(a), the Partnership has been leasing the space used for the Partnership's Winchester retail store from ShenTel Service Company, an affiliate of Seller, and that no written lease has been executed with respect to the use of such space by the Partnership. The parties further acknowledge that certain computer equipment of H.O. Software, Inc. ("H.O.") that is used in connection with H.O.'s provision of services to the Partnership under the License Agreement dated December 22, 1993 between the Partnership (as successor to Virginia 10 RSA Resale Limited Partnership) and H.O. is located at the Winchester retail store. Seller shall cause this oral lease and all other rights and obligations of the Partnership and ShenTel Service Company with respect to the use of such space by the Partnership (except as set forth in this Section 3.6.2(c) below) to be terminated prior to Closing by written agreement executed by the Partnership and ShenTel Service Company in form and substance reasonably satisfactory to Buyer. Such written agreement shall also contain a provision, in form and substance reasonably satisfactory to Buyer, permitting H.O.'s computer equipment to remain where it is currently located until termination of the License Agreement with H.O., and permitting the Partnership and H.O. to have access to such equipment to the extent reasonably required during such period. A copy of such written agreement shall be delivered to Buyer prior to Closing. Seller shall be responsible for any damage to such computer equipment resulting from lightning, water damage or other acts of God during such period.

            (d) The parties acknowledge that, as described in greater detail in Schedule 2.1.5(a), the Partnership has been obtaining long distance service from Shenandoah Long Distance Company, an affiliate of Seller, and that no written agreement has been executed with respect to the provision of such services to the Partnership. Seller shall cause this oral agreement and all other rights and obligations of the Partnership and Shenandoah Long Distance Company with respect to the provision of such services to the Partnership (except as may be set forth in the Transition Services Agreement) to be terminated prior to Closing by written agreement executed by the Partnership and Shenandoah Long Distance Company in form and substance reasonably satisfactory to Buyer. A copy of such written agreement shall be delivered to Buyer prior to Closing.

            (e) Seller shall cause its affiliate, Shenandoah Telephone Company, and the Partnership to execute a written agreement prior to the Closing, in form and substance reasonably satisfactory to Buyer, providing that Shenandoah Telephone Company will not be obligated to provide services to the Partnership after the Closing under the Affiliate Agreement listed as item E7 on Schedule 2.1.5(a), and that the Partnership will not be obligated to compensate Shenandoah Telephone Company for any services performed after the Closing under the Affiliate Agreement. A copy of such written agreement shall be delivered to Buyer prior to Closing. Following the Closing, Seller shall cause Shenandoah Telephone Company to make application to the Virginia State Corporation Commission to remove the Partnership as a party to the Affiliate Agreement.

            3.6.3 Contour Extension Agreements. For all contours for which contour extension agreements are required to be obtained by the Partnership pursuant to 47 C.F.R Section 22.912, Seller shall provide to Buyer copies of all such contour extension agreements (or amendments necessary to conform the contour extension agreement to areas actually covered by the Partnership where the current extension is not within the extension authorized under the terms of the extension agreement). For contour extensions of the Partnership for which de minimis extensions were specifically authorized by the FCC, Seller shall provide copies of the FCC applications for such cell sites wherein the de minimis extension was granted, in lieu of providing extension agreements. For other cell sites of the Partnership which were authorized prior to the adoption of the extension agreement requirements of 47 C.F.R Section 22.912 and for which contour extensions resulted solely from the change in the FCC definition of a cell site service area boundary from 39 dBu to 32 dBu, Seller shall provide Buyer with documentation that the original 39 dBu service contour did not extend beyond the market boundary, in lieu of providing extension agreements.

            3.6.4 Recording of Memoranda of Leases. With respect to each lease between Seller or an affiliate of Seller and a third party that is identified in Schedule 2.1.9(c) and that relates to any Leased Property, and with respect to the lease between Seller's sublessor and the prime lessor relating to the Bear Garden site (collectively, the "Leases Requiring MOL's"), Seller shall use commercially reasonable efforts to obtain, as soon as practicable after the date hereof, a Memorandum of Lease in customary form, executed by Seller and the relevant landlord (or, in the case of the Bear Garden lease referred to above, executed by Seller's sublessor and the prime lessor). Promptly after Seller obtains any such Memorandum of Lease, Seller shall record such Memorandum of Lease with the appropriate recording office and shall furnish a copy of the recorded document bearing evidence that it has been recorded, or other reasonable evidence of such recording, to Buyer.


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                                   ARTICLE IV

                         CONDITIONS PRECEDENT TO CLOSING

            4.1 Conditions Precedent to Obligations of Buyer. All obligations of Buyer under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in writing in whole or in part by Buyer:

            4.1.1 Representations and Warranties True as of the Closing. All of
                  the representations and warranties of Seller and Parent contained in this Agreement or in any Transaction Document (considered without regard to materiality qualifiers contained in such representations and warranties) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects on the Closing Date as if made on the Closing Date (except where such representation or warranty speaks as of a specific date or as otherwise waived in writing by Buyer), without giving effect to any updated information disclosed by Seller or Parent to Buyer pursuant to
                  Section 3.1.9, except that inaccuracies in such representations and warranties shall be disregarded for purposes of this Section 4.1.1 if the aggregate effect of such inaccuracies does not constitute, and could not reasonably be expected to constitute, a Seller Material Adverse Effect. For purposes of this Agreement, "Seller Material Adverse Effect" means a material adverse effect on the business, assets, Liabilities, properties, conditions (financial or otherwise) or results of operations of the Business or the Partnership, taken as a whole, provided, however, that any adverse effect arising out of any of the following shall not constitute a Seller Material Adverse Effect: (i) changes in general economic conditions or changes affecting the wireless telecommunications industry generally, (ii) any effect caused by either (A) a breach by Buyer (or an affiliate of Buyer) of its obligations under the Switch Sharing Agreement, (B) the failure by Buyer (or an affiliate of Buyer) to provide to the Partnership the benefits of any modification to the functionality of the Switch that Buyer (or an affiliate of Buyer) makes for its own purposes, or (iii) any generally applicable change in law, rule or regulation or GAAP.

            4.1.2 Compliance with this Agreement. Seller and Parent shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing, other than the covenants contained in Sections 3.1.1(h) and 3.1.1(i). Seller and Parent shall have performed and complied with the covenants contained in Sections 3.1.1(h) and 3.1.1(i), except where the failure to so perform or comply would not have a Seller Material Adverse Effect.

            4.1.3 Closing Certificates. Buyer shall have received a certificate from Seller and Parent, dated the Closing Date, certifying in such detail as Buyer may


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

                  reasonably request that the conditions specified in Sections
                  4.1.1 and 4.1.2 have been fulfilled, and a certificate of the Secretaries of Seller and Parent, in form and substance reasonably satisfactory to Buyer, with respect to Seller's and Parent's organizational documents and authorizing resolutions and the incumbency and signatures of the persons authorized to execute Transaction Documents on their behalf.

            4.1.4 Opinions of Counsel for Seller and Parent. Seller and Parent
                  shall have caused Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to Buyer to deliver to Buyer the written opinions set forth on Exhibit C hereto, which opinions shall be dated the Closing Date and shall contain only such changes as shall be in form and substance satisfactory to Buyer.

            4.1.5 No Threatened or Pending Litigation. On the Closing Date, no
                  suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or which could reasonably be expected to have a Seller Material Adverse Effect and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

            4.1.6 Material Adverse Effect. No event or events shall have occurred which alone or in the aggregate shall have had or shall be reasonably likely to have a Seller Material Adverse Effect.

            4.1.7 Regulatory Approvals. All consents, approvals and waivers from and notifications to governmental or regulatory bodies necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained or made including all consents, approvals and actions by the FCC and the SCC (if any), and they shall have been obtained or made pursuant to a Final Order, free of any conditions adverse to Buyer, the Partnership or the Business (other than conditions set forth in, or imposed pursuant to, Section 47 of the Code of Federal Regulations). "Final Order" means an action or decision as to which (a) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed, (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) the relevant governmental or regulatory body does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (d) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.


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

            4.1.8 Required Consents. Seller shall have received (or given, in the case of notifications or deliveries constituting Required Consents) all Required Consents and shall have delivered to Buyer copies or other evidence thereof. In addition, Buyer shall have received (or given, in the case of notifications or deliveries constituting Buyer Required Consents) all Buyer Required Consents. Seller shall have received the consent of Alltel to the transactions contemplated hereby, including the continuation of the business of the Partnership with Buyer (or its assignee) as the General Partner of the Partnership. In the event that Buyer elects to waive Seller's requirement to obtain any particular Required Consent (or the consent of Alltel) in order to proceed to Closing, such waiver shall constitute a waiver of any remedies of Buyer, a release of Seller and Parent from any indemnification obligations, and an agreement by Buyer to reimburse, indemnify and hold harmless any Indemnified Seller Party against and in respect of any and all Losses incurred or suffered by any Indemnified Seller Party with respect to the failure to obtain such Required Consent (or consent of Alltel) prior to Closing.

            4.1.9 Master Site Agreement. Seller and the Partnership shall have executed and delivered (a) a Master Site Agreement in the form set forth on Exhibit D hereto, containing only such changes as shall be in form and substance satisfactory to Buyer and Seller (the "Master Site Agreement"), (b) a Lease Supplement with respect to each site covered by the Master Site Agreement (as identified in Schedule 2.1.9(c)), in the form set forth on Exhibit A to the form of Master Site Agreement, containing only such changes as shall be in form and substance reasonably satisfactory to Buyer and Seller (the "Lease Supplements"), and (c) a Memorandum of Lease Supplement with respect to each such site, in form and substance reasonably satisfactory to Buyer and Seller.

           4.1.10 Transition Services Agreement. If Buyer requests Seller to provide any additional or modified transition service that Buyer is entitled to request Seller to provide pursuant to
                  Section 1.3 of the Transition Services Agreement dated the date hereof among Buyer, Seller and Parent (the "Transition Services Agreement"), Seller shall have furnished the information required by such Section with respect thereto and shall not have expressed an intention not to comply with its obligations under such Section with respect thereto following the Closing.

           4.1.11 ROFR. One of the following shall have occurred: (i) Alltel shall have waived in writing its right to exercise its ROFR,
                  (ii) Alltel shall have notified Seller in writing that it has elected not to exercise its ROFR (or that it is withdrawing a previous exercise of its ROFR and is electing instead not to exercise its ROFR), (iii) Alltel shall have failed to exercise its ROFR within 40 days after its receipt of the ROFR Notice from Seller, or (iv) all of the following shall have occurred:
                  (A) Alltel shall have validly exercised its ROFR, (B) Alltel and Buyer shall have executed the GP Designation Agreement and delivered it to the Partnership, (C) Alltel and Seller shall have


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

                  entered into a partnership interest purchase agreement, on substantially the same terms as this Agreement, with respect to Alltel's purchase of a 17% interest in the Partnership from Seller (the "Alltel Purchase Agreement"), and (D) the closing of the transaction contemplated by the Alltel Purchase Agreement shall have taken place contemporaneously with the Closing.

           4.1.12 Restructuring of Certain Leases. The results that Seller is obligated to use its commercially reasonable efforts to achieve pursuant to Section 3.6.1 shall have been achieved, and copies of all related documents shall have been delivered to Buyer.

           4.1.13 Recording of Memoranda of Leases. Seller shall have obtained, recorded and furnished to Buyer Memoranda of Leases in accordance with the provisions of Section 3.6.4 with respect to at least nine of the Leases Requiring MOL's.

            4.2 Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in writing in whole or in part by Seller:

            4.2.1 Representations and Warranties True as of the Closing Date.
                  All of the representations and warranties of Buyer contained in this Agreement or in any Transaction Document shall have been accurate in all respects as of the date of this Agreement and on the Closing Date as if made on the Closing Date (except where such representation or warranty speaks as of a specific date or as otherwise waived in writing by Seller), without giving effect to any updated information disclosed by Buyer to Seller pursuant to Section 3.2.3, except that inaccuracies in such representations and warranties shall be disregarded for purposes of this Section 4.2.1 if the aggregate effect of such inaccuracies would not result in a material adverse effect on the ability of Buyer to complete the transactions contemplated by this Agreement ("Buyer Material Adverse Effect").

            4.2.2 Compliance with this Agreement. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

            4.2.3 Closing Certificate. Seller shall have received a certificate from Buyer dated the Closing Date certifying in such detail as Seller may reasonably request that the conditions specified in Sections 4.2.1 and 4.2.2 have been fulfilled, and a certificate of an officer of Buyer, in form and substance reasonably satisfactory to Seller, with respect to Buyer's authorizing resolutions and the incumbency and signatures of the persons authorized to execute Transaction Documents on Buyer's behalf.


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

            4.2.4 No Threatened or Pending Litigation. On the Closing Date, no
                  suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

            4.2.5 Regulatory Approvals. All consents, approvals and waivers from and notifications to governmental or regulatory bodies necessary to permit the consummation of the transactions contemplated hereby shall have been obtained or made including all consents, approvals and actions by the FCC and the SCC (if any), and they shall have been obtained or made pursuant to a Final Order, free of any conditions adverse to Seller.

            4.2.6 Master Site Agreement. Buyer shall have executed and delivered to Seller the Master Site Agreement, containing only such changes as shall be in form and substance satisfactory to Seller and Buyer.

            4.2.7 ROFR. One of the following shall have occurred: (i) Alltel shall have waived in writing its right to exercise its ROFR,
                  (ii) Alltel shall have notified Seller in writing that it has elected not to exercise its ROFR (or that it is withdrawing a previous exercise of its ROFR and is electing instead not to exercise its ROFR), (iii) Alltel shall have failed to exercise its ROFR within 40 days after its receipt of the ROFR Notice from Seller, or (iv) all of the following shall have occurred:
                  (A) Alltel shall have validly exercised its ROFR, (B) Alltel and Buyer shall have executed the GP Designation Agreement and delivered it to the Partnership, (C) Alltel and Seller shall have entered into the Alltel Purchase Agreement, and (D) the closing of the transaction contemplated by the Alltel Purchase Agreement shall have taken place contemporaneously with the Closing.

                                   ARTICLE V

                                 INDEMNIFICATION

            5.1 General Indemnification Obligation of Seller and Parent. From and after the Closing, subject to the terms of Section 2.3 and this Article V, Seller and Parent, jointly and severally (each an "Indemnifying Seller Party" and collectively, the "Indemnifying Seller Parties"), will reimburse, indemnify and hold harmless Buyer, its partners and affiliates (including the Partnership), and its and their respective directors, officers, agents, employees, successors and assigns (each, an "Indemnified Buyer Party") against and in respect of any and all damages, losses, deficiencies, liabilities, assessments, fines,


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

                  judgments, costs and other expenses (including reasonable legal fees and expenses) (collectively, "Losses") incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

            (a) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller or Parent under this Agreement or any Transaction Document; any and all claims made by third parties that arise out of, are based upon or allege any such misrepresentation, breach or nonfulfillment or that are inconsistent with the accuracy of any such representation or warranty or the fulfillment of any such agreement or covenant, and any and all investigations, audits or proceedings by third parties for the purpose of determining whether to make such a claim;

            (b) subject to the provisions of Section 1.4(h), any event that occurred prior to the Closing or any action or inaction prior to the Closing of the Partnership, Seller or Parent, or any of their respective partners, directors, officers, employees, agents, affiliates, representatives or subcontractors; and any and all actions, suits, claims, proceedings or investigations brought by a third party against any Indemnified Buyer Party that arise out of, result from, are based upon or allege any such event, action or inaction; provided, however, that Seller and Parent shall not reimburse, indemnify and hold harmless any Indemnified Buyer Party under this subparagraph for any Losses that result from, relate to or arise out of (i) Hazardous Materials, Environmental Laws or environmental conditions; or (ii) changes in general economic conditions or changes affecting the wireless telecommunications industry generally, including any industry wide suit, action or proceeding related to the Business whether or not such event, action or inaction occurred prior to the Closing;

            (c) any and all Tax assessments relating to the periods or portions thereof ending on or prior to the Closing Date against any Indemnified Buyer Party or the Partnership's assets that relate to the Partnership or arise out of the Business prior to Closing or as a result of the transactions contemplated hereby (including, but not limited to, amounts payable under Section 6.3 hereof); or

            (d) claims, demands, proceedings or investigations initiated by unrelated third parties with respect to Discharges or potential Discharges of Hazardous Materials, which Discharges or potential Discharges are listed on Schedule 2.1.8(d) or 2.1.8(l), but only to the extent such Losses arise from environmental conditions (i) existing at sites identified on those schedules as sites 4 and 17 as of the Closing; or (ii) existing at sites 3, 16 and 18 on or after the Closing.

            5.2 General Indemnification Obligations of Buyer. From and after the Closing, Buyer will reimburse, indemnify and hold harmless Seller, Parent and their respective directors, officers, agents, employees, successors and assigns (each, an "Indemnified Seller Party") against and in respect of any and all Losses


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

                  incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

            (a) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or any Transaction Document; and any and all claims made by third parties that arise out of, are based upon or allege any such misrepresentation, breach or nonfulfillment or that are inconsistent with the accuracy of any such representation or warranty or the fulfillment of any such agreement or covenant, and any and all investigations, audits or proceedings by third parties for the purpose of determining whether to make such a claim;

            (b) any event that occurred after the Closing or any action or inaction after the Closing of the Partnership, Buyer or any of their respective partners, directors, officers, employees, agents, representatives or subcontractors; and any and all actions, suits, claims, proceedings or investigations brought by a third party against any Indemnified Seller Party that arise out of, result from, are based upon or allege any such event, action or inaction;

            (c) as set forth in Section 4.1.8, the failure to obtain any particular Required Consent (or consent of Alltel) prior to Closing, in the event that Buyer elects to waive Seller's requirement to obtain such Required Consent (or the consent of Alltel) in order to proceed to Closing; or

            (d) allegations related to actions or inactions of the Business prior to the Closing pursuant to any wireless telecommunications industry-wide suit, action or proceeding or series of suits, actions or proceedings related to the Business and other wireless telecommunications businesses, including Buyer's business in a substantial number of markets other than the Market, in which Seller or Parent is named as a defendant and Buyer (or an affiliate of Buyer) is named as a defendant in the same action, was named as a defendant in a previous action by the same plaintiff or settled with the plaintiff before the filing of the action against Seller or Parent, in any such case with respect to Buyer's business in a substantial number of markets other than the Market.

            5.3   Indemnification Procedures.

            (a) In the event that any claim or demand for which a party from whom indemnification is sought (a "Defending Party") would be liable to a party claiming indemnification under this Article V (the "Asserting Party") is asserted against or sought to be collected from an Asserting Party by a third party, the Asserting Party shall give notice of such claim or demand promptly to the Defending Party, which notice(s) shall specify the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Defending Party shall have ten business days from the mailing of the Claim Notice in accordance with


                                       63
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                  Section 6.9 (the "Notice Period") to notify the Asserting
                  Party, (A) whether or not any of the Defending Parties disputes its liability to the Asserting Party hereunder with respect to such claim or demand and (B) if none of the Defending Parties disputes its liability, whether or not any of the Defending Parties desires, at its sole cost and expense, to defend the Asserting Party against such claim or demand.

            (b) If any of the Defending Parties disputes its liability to the Asserting Party hereunder with respect to such claim or demand or the amount thereof, such dispute shall be resolved by a civil action in a court of appropriate jurisdiction which may be commenced by either party. During the Notice Period, no such claim or demand may be settled by the Asserting Party. Following the Notice Period and pending the resolution of any dispute by a Defending Party of its liability with respect to any claim or demand, such claim or demand may be settled by the Asserting Party only with the prior written consent of the Defending Party, which consent shall not be unreasonably withheld; provided, however, that no such consent shall be required if the settlement does not result in any Losses or if it results only in Losses that the Asserting Party elects not to seek to collect from such Defending Party.

            (c) Subject to Section 3.5.4, if the Defending Party notifies the Asserting Party within the Notice Period that it does not dispute its liability to the Asserting Party hereunder and that such Defending Party desires to defend the Asserting Party against such claim or demand (including any Tax audit) then, except as hereinafter provided, such Defending Party shall have the right, together with the other Defending Parties who have notified the Asserting Party that they desire to defend the Asserting Party, to defend the Asserting Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion; provided, however, no Defending Party shall, without the prior written consent of the Asserting Party, consent to the entry of any judgment against the Asserting Party or enter into any settlement or compromise which (i) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Asserting Party of a release, in form and substance reasonably satisfactory to the Asserting Party from all liability in respect of such claim or litigation or (ii) includes terms and conditions which, in the reasonable judgment of the Asserting Party, impose any burden, restraint, cost, liability, duty or other obligation on, or otherwise adversely affect, or have the potential to adversely affect, the Asserting Party. If the Asserting Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Asserting Party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of the Partnership or the Asserting Party, including the administration of the tax returns and responsibilities under the tax laws of any Asserting Party, then the Asserting Party shall have the right to control the defense or settlement of any such claim or demand, and its


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

                  reasonable costs and expenses (including reasonable attorneys' fees and expenses) shall be included as part of the indemnification obligations of the Defending Parties hereunder; provided, however, that, except as permitted by
                  Section 3.5.4, the Asserting Party shall not settle any such claim or demand without the prior written consent of the appropriate Defending Party, which consent shall not be unreasonably withheld. If the Asserting Party should elect to exercise such right, the Defending Parties shall have the right to participate in, but not control, the defense or settlement of such claim or demand at their sole cost and expense.

            (d) If any Defending Party does not dispute its liability to the Asserting Party hereunder and elects not to defend the Asserting Party against such claim or demand, whether by not giving the Asserting Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by the Asserting Party (but no Asserting Party shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, and the Asserting Party's reasonable costs and expenses in conducting such defense (including reasonable attorneys' fees and expenses) in each case shall be conclusively deemed to be a liability of the Defending Parties.

            (e) In the event an Asserting Party should have a claim against a Defending Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Asserting Party shall promptly send a Claim Notice with respect to such claim to Seller. If any Defending Party disputes its liability with respect to such claim or demand, such dispute shall be resolved by a civil action in a court of appropriate jurisdiction which may be commenced by either party; and if any Defending Party does not notify the Asserting Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Defending Parties hereunder. The failure of any indemnified party to give an indemnifying party a Claim Notice shall not relieve the indemnifying party from any liability in respect of such claim, demand or action which it may have to such indemnified party on account of the indemnity agreement of such indemnifying party contained in this Article V, except to the extent such indemnifying party can establish actual prejudice and direct damages as a result thereof.

            (f) Nothing contained herein shall be deemed to prevent any Asserting Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and the Asserting Party has reasonable grounds to believe that such a claim or demand will be made. Each Claim Notice relating to a breach of any representation or warranty contained in Article II hereof must be given prior to the expiration date of the applicable survival period for such representation or warranty, as set forth in Section 2.3 hereof. In the case of any Claim Notice submitted within the applicable time period in accordance with the requirements of Section 2.3, the right of the party submitting the claim that is the subject of such Claim Notice to recover from the other party with respect to such claim shall not be dependent on the claim being resolved or the losses being incurred within such time period.

            5.4   Payment.

            (a) Upon a determination of liability under this Article V, the appropriate party shall pay the indemnified party the amount so determined within 10 business days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement the party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid shall bear interest as provided below in Section 5.4(c). Upon the payment in full of any claim, the party or entity making payment shall be subrogated to the rights of the indemnified party against any Person, firm, corporation or other entity with respect to the subject matter of such claim.

            (b) Any items as to which any Indemnified Buyer Party is entitled to payment under this Agreement shall first be paid to the Indemnified Buyer Party pursuant to the terms of the Escrow Agreement, to the extent that the then outstanding amount of the escrow funds is sufficient to pay such items. If the then outstanding amount of the escrow funds is insufficient to pay any such item in full (including if the escrow funds have been released), the payment of such item as to which the Indemnified Buyer Party is entitled to payment under this Agreement and which is not able to be paid from the escrow funds shall be the joint and several obligation of the Indemnifying Seller Parties and the Indemnifying Seller Parties shall make full payment of any and all such items to the Indemnified Buyer Party within 10 business days after the date of determination of liability.

            (c) If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party shall pay the indemnified party interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be three percentage points in excess of the "Prime Rate" published from time to time in the "Money Rates" table of the Eastern Edition of The Wall Street Journal.

            5.5 Other Rights and Remedies. The indemnification rights of the parties under this Article V are independent of and in addition to any equitable rights or remedies, including specific performance and right to rescission because of the other parties' misrepresentation fundamentally affecting the character of


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

                  the Business or the assets of the Partnership or fraud, and any rights or remedies because of the other party's fraudulent action, none of which rights or remedies shall be affected or diminished hereby. Except for the foregoing, from and after the Closing, the indemnifications set forth in this Article V shall be the sole and exclusive remedies available to any Indemnified Buyer Party or Indemnified Seller Party for any claims arising out of or related to the transactions contemplated by this Agreement, including any claims for breaches of representations, warranties, covenants or agreements contained in this Agreement, or any certificate delivered pursuant to this Agreement or otherwise in connection with this Agreement. Except in the case of fraud, and except for its rights to indemnification under this Agreement, Buyer releases Seller, Parent and their respective affiliates from any liability to Buyer under Environmental Laws in connection with the Business and the Business Property.

            5.6   Threshold and Cap.

            (a) Notwithstanding anything to the contrary in this Agreement, an Indemnifying Seller Party shall not be liable to or be obligated to reimburse, indemnify and hold harmless any of the Indemnified Buyer Parties until the aggregate amount of all Losses actually incurred or actually recognized by the Indemnified Buyer Parties and for which any Indemnified Buyer Party is entitled to receive reimbursement or be indemnified or held harmless under this Agreement ("Indemnified Buyer Losses") exceeds $250,000 (the "Threshold Amount"), and then the Indemnifying Seller Parties shall be liable to and be obligated to reimburse, indemnify and hold the Indemnified Buyer Parties harmless hereunder for all amounts including the Threshold Amount; provided that the Threshold Amount shall not apply to (i) any intentional or willful misrepresentations by Seller or Parent, any intentional or willful breaches of
                  Section 3.1.1(h) or Section 3.1.1(i) by Seller or Parent or any breaches of any other covenants or agreements by Seller or Parent, (ii) indemnification pursuant to Section 5.1(a) with respect to any breach of Section 2.1.1 [authority], 2.1.2 [capitalization], 2.1.7 [taxes], 2.1.9(a) or (b) [title],
                  2.1.18 [ERISA], 2.1.19 [related party transactions] or 2.1.22 [options to acquire assets], or (iii) indemnification pursuant to Section 5.1(c) or Section 5.1(d) (in all cases under this subsection (iii), whether or not such indemnification would also be available under Section 5.1(a) or Section 5.1.(b)). Solely for purposes of determining whether the Threshold Amount has been exceeded hereunder, calculations of Indemnified Buyer Losses shall be made without regard to materiality qualifiers contained in the applicable representations and warranties in this Agreement. Notwithstanding any other provision of this Agreement to the contrary, Buyer acknowledges and agrees that the maximum aggregate liability of Indemnifying Seller Parties pursuant to this Article V to Indemnified Buyer Parties shall not exceed $25 million, provided however, that from and after the first anniversary of the Closing Date, such amount shall be reduced to the lesser of (i) $25 million, or (ii) the sum of $15 million, plus the amount of any claims paid by the Indemnifying


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

                  Seller Parties prior to the first anniversary of the Closing Date and the amount of any then pending claims submitted in good faith for which the Indemnifying Seller Parties are ultimately responsible (the "Indemnification Cap"), and provided further, that the Indemnification Cap shall not apply to any intentional or willful misrepresentations by Seller or Parent, any misrepresentations under Section 2.1.2(b) or
                  Section 2.1.9(a) by Seller or Parent, any intentional or willful breaches of Section 3.1.1(h) or Section 3.1.1(i) by Seller or Parent or any breaches of any other covenants or agreements by Seller or Parent.

            (b) Notwithstanding anything to the contrary in this Article V, Buyer shall not be liable to or be obligated to reimburse, indemnify and hold harmless any of the Indemnified Seller Parties until the aggregate amount of Losses actually incurred or actually recognized by the Indemnified Seller Parties and for which any Indemnified Seller Party is entitled to receive reimbursement or be indemnified or held harmless under this Agreement ("Indemnified Seller Losses") exceeds the Threshold Amount, and then Buyer shall be liable to and be obligated to reimburse, indemnify and hold the Indemnified Seller Parties harmless hereunder for all amounts including the Threshold Amount; provided that this Section 5.6(b) shall not apply to
                  (i) any intentional or willful misrepresentations or any breaches of covenants or agreements by Buyer or (ii) indemnification pursuant to Section 5.2(c). Solely for purposes of determining whether the Threshold Amount has been exceeded hereunder, calculations of Indemnified Seller Losses shall be made without regard to materiality qualifiers contained in the applicable representations and warranties in this Agreement.

            (c) Notwithstanding any other provision of this Agreement to the contrary, Losses shall include a party's indirect, consequential or incidental damages or other special damages or lost profits, regardless of the theory of recovery, but shall not include exemplary or punitive damages (except to the extent payable to a third party). Notwithstanding any other provision of this Agreement to the contrary, in the event that the Partnership seeks to be indemnified pursuant to this Agreement for any Loss, the aggregate liability of the Indemnifying Seller Parties to the Partnership, subject to subsection (a) above, shall be limited to 66% of the indemnifiable Loss. The foregoing limitation shall not be construed to prevent Buyer from seeking, and Buyer shall be entitled to seek, indemnification from the Indemnifying Seller Parties for its 66% share of the Partnership's Loss (in lieu of the Partnership seeking indemnification for 100% of such
                  Loss), and the foregoing limitation shall not be applicable in such case.

            (d) Notwithstanding any other provision of this Agreement to the contrary, Losses shall not include any costs or expenses incurred by Buyer in performing a Remediation, unless Buyer performs the Remediation in accordance with Section 5.7 of this Agreement.


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

            5.7 Environmental Remediation. Seller shall have the right to conduct and control the management of a Remediation that is subject to indemnification pursuant to this Agreement, except that Seller shall allow Buyer to perform a Remediation if (a) Buyer receives an order from a governmental entity directing it to do so, and (b) Buyer has submitted a Claim Notice to Seller with respect to such order in accordance with Section
                  5.3 and Seller (i) has disputed its liability or otherwise declined to perform the Remediation in accordance with Section 5.3, or (ii) agreed to perform the Remediation but failed to diligently pursue the Remediation to completion within a reasonable period of time after receiving written notice of such failure from Buyer. In the event Buyer performs any Remediation hereunder, Buyer shall employ cleanup standards no more stringent than those allowed by the governmental entity exercising jurisdiction over the Remediation. In the event Seller or Buyer performs a Remediation hereunder, the performing party shall keep the other party reasonably apprised of the progress of its work. For purposes of this Section, "reasonably apprised" shall mean providing the other party with copies of all material correspondence to or from any governmental authority with jurisdiction over the Remediation, and such other relevant information as the other party shall reasonably request. For purposes of this Agreement, "Remediation" shall mean any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the threatened or actual Discharge of Hazardous Materials.

                                   ARTICLE VI

                                  MISCELLANEOUS

            6.1   Termination.

            (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date only as follows:

            (i) by mutual written consent of Seller and Buyer or by either party if Closing is prohibited by change in law;

            (ii) by Seller, at any time if all of the representations and warranties of Buyer contained herein or in any Transaction Document (considered collectively), or if any such representation and warranty (considered individually), in each case without giving effect to any updated information disclosed by Buyer to Seller pursuant to Section 3.2.3, were/was incorrect in any material respect on the date hereof or shall become incorrect in any material respect prior to Closing, or if Buyer failed to comply in any material respect with any of the covenants or obligations set forth herein, in either case such that the conditions set forth in Section
                  4.2.1 or Section 4.2.2 would not be satisfied at that time, provided


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

                  that Seller shall have promptly given Buyer written notice of same and Buyer shall not have cured same within thirty (30) days of receipt of said notice;

            (iii) by Buyer, at any time if (A) all of the representations and warranties of Seller and Parent contained herein or in any Transaction Document (considered collectively, without regard to materiality qualifiers contained in such representations and warranties), or if any such representation and warranty (considered individually), other than any of the representations and warranties (or portions thereof) which contain materiality qualifiers, in each case without giving effect to any updated information disclosed by Seller or Parent to Buyer pursuant to Section 3.1.9, were/was incorrect in any material respect on the date hereof or shall become incorrect in any material respect prior to Closing, (B) if any of the representations and warranties of Seller and Parent (or portions thereof) which contain materiality qualifiers (considered individually), in each case without giving effect to any updated information disclosed by Seller or Parent to Buyer pursuant to Section 3.1.9, were/was incorrect in any respect on the date hereof or become/becomes incorrect in any respect prior to Closing, or (C) Seller or Parent failed to comply in any material respect with any of the covenants or obligations set forth herein, in each case such that the condition set forth in Section 4.1.1 or Section 4.1.2 would not be satisfied at that time, provided that Buyer shall have promptly given Seller and Parent written notice of the same and Seller and Parent shall not have cured same within thirty
                  (30) days of receipt of said notice;

            (iv) by either Buyer or Seller, if, through no fault of such terminating party or its directors, officers, partners, members, shareholders or affiliates, the Required Consent of Alltel required pursuant to Section 13.1 of the Partnership Agreement has not been obtained by the date 90 days following the date the ROFR Notice was delivered in accordance with the terms of the Partnership Agreement; or

            (v) by either Buyer or Seller, if, through no fault of such terminating party or its directors, officers, partners, members, shareholders or affiliates, the Closing does not occur by the date that is nine months after the date of this Agreement, unless extended by the parties in writing.

            (b) In the event of the termination of this Agreement pursuant to the provisions of Section 6.1(a), this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their shareholders, partners, directors, trustees, beneficiaries or officers in respect of this Agreement except as set forth below in this Section 6.1(b). If the termination was pursuant to Sections 6.1(a)(ii) or 6.1.(a)(iii), the breaching party shall be liable to the other party for all costs and expenses of such other party in connection with the preparation, negotiation, execution and performance of this Agreement, and, in addition to the foregoing, such other party may pursue all other remedies available to it at law or in equity.


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

            6.2 Expenses. Except as otherwise provided in this Agreement, Seller and Parent, on the one hand, and Buyer, on the other hand, shall each pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. Buyer and Seller shall each be responsible for half of the filing fees associated with making the application to the FCC for consent to the transactions contemplated by this Agreement and Buyer and Seller shall each be responsible for its own legal or other fees, costs and expenses incurred in connection with such application.

            6.3 Sales, Transfer and Documentary Taxes. All income, franchise, franchise telephone tax, gross receipt, value added, transfer, documentary, sales, use, stamp and registration Taxes (including any penalties and interest) incurred in connection with this Agreement shall be paid by Seller when due. Seller will, at its own expense, file all necessary tax returns and other documentation with respect to all such Taxes, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax returns and other documentation. Seller shall submit to Buyer proof of payment of said sales and transfer taxes within 90 days following the Closing.

            6.4 Further Assurances. Seller and Parent from time to time after the Closing, at Buyer's request, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as may reasonably be required in order to vest the Partnership Interest more effectively in Buyer. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

            6.5 Confidentiality Undertaking by Seller and Parent. From and after the consummation of the Closing, neither Seller nor Parent shall take any action whatsoever which would result in disclosure to any third party of Confidential Business Information (as defined below), nor shall Seller or Parent use or permit any Related Party to use any Confidential Business Information to solicit customers or former customers of the Business or otherwise for its own benefit; provided that neither of such parties shall be required to maintain confidential any information which: (a) is in the published literature or known to the public prior to the date hereof or becomes published in the literature or known to the public after the date hereof through no fault of such parties; (b) is obtained from a third party which has the right to disclose such information; or (c) is required by law to be disclosed. Notwithstanding anything herein to the contrary, Seller, Parent or any Related Party shall be permitted (i) to make general solicitations to the public, and (ii) to use Shentel Information (as defined below) to solicit customers or otherwise for its own benefit, even if, in


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

                  the case of clause (i) and (ii), solicitations are made to current or former customers of the Business.

            For purposes of this Agreement, the term "Confidential Business Information" means the customer list of the Business, or any part thereof or any information contained therein, or any other confidential or proprietary information of or about the Business, or any information provided to Seller pursuant to Section 3.3.3.

            For purposes of this Agreement, the term "Shentel Information" means any customer list of any business of Seller, Parent or any Related Party other than the Business, or any part thereof or any information contained therein, or any other information of or about any such business.

            6.6 Contents of Agreement; Parties in Interest. This Agreement, including its Schedules and Exhibits, which are specifically incorporated herein, together with the Transition Services Agreement, the Master Site Agreement and the letter agreement dated October 1, 1999 between Seller and GTE Wireless Incorporated, a predecessor in interest of Buyer, which contains provisions regarding confidentiality obligations and related matters, set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any and all previous agreements and understandings, oral or written, between or among the parties regarding the transactions contemplated hereby. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

            6.7 Assignment and Binding Effect. This Agreement may not be assigned in whole or in part by any party hereto without the prior written consent of the other party, provided that upon prior written notice to Seller and if such assignment would not result in undue delays in obtaining the FCC consent contemplated by Section 3.3.1(a), Buyer shall have the right to assign its rights and/or obligations under this Agreement in whole or in part to one or more of its wholly-owned affiliates or to Alltel. No assignment shall relieve Buyer of its responsibility for the performance of any obligation of Buyer under this Agreement.

            6.8 Waiver. No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in all similar instances. No failure to exercise, and no delay in exercising, by any party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

            6.9 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or


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

                  certified mail or by Federal Express or other overnight mail service, postage prepaid, or by fax, with written confirmation to follow, as follows:

            If to Buyer, to:

                    Cellco Partnership
                    180 Washington Valley Road
                    Bedminster, NJ  07921
                    Attention: Joe Moravec
                    Facsimile: (908) 306-6442

            With a required copy to:

                    Cellco Partnership
                    180 Washington Valley Road
                    Bedminster, NJ  07921
                    Attention: Steven B. Jackman, Esq.
                    Facsimile: (908) 306-7350

            If to Seller, to:

                    Shenandoah Mobile Company
                    124 South Main Street
                    P.O. Box 459 Edinburg, Virginia 22824-0459
                    Attention: Christopher E. French, President
                    Facsimile: (540) 984-8192

            With a required copy to:

            If to Parent, to:

                    Shenandoah Telecommunications Company
                    124 South Main Street
                    P.O. Box 459 Edinburg, Virginia 22824-0459
                    Attention: Christopher E. French, President
                    Facsimile: (540) 984-8192

            With a required copy to:

                    Hogan & Hartson L.L.P.
                    8300 Greensboro Drive, Suite 1100
                    McLean, Virginia  22102
                    Attention: Thomas E. Repke, Esq.
                    Facsimile: (703) 610-6200


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

or to such other address or facsimile numbers as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.

            6.10 Remedies. The parties acknowledge and agree that the Partnership Interest is unique and that remedies at law, including monetary damages, will be inadequate in the event of a breach by Seller in the performance of its obligations under this Agreement. Accordingly, the parties agree that in the event of any such breach by Seller, Buyer shall be entitled to a decree of specific performance pursuant to which the breaching party is ordered to affirmatively carry out its obligations under this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by Buyer, and Buyer expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by Seller under this Agreement.

            6.11 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

            6.12 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New Jersey without reference to its choice of law rules. In connection with any controversy arising out of or related to this Agreement, Seller, Parent and Buyer hereby irrevocably consent to the jurisdiction of the United States District Court for the District of New Jersey, if a basis for federal court jurisdiction is present, and, otherwise, in the state courts of the State of New Jersey. Seller, Parent and Buyer each irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts and hereby further irrevocably waives and agrees not to plead or claim in such courts that any such action or proceeding brought in such courts has been brought in an inconvenient forum.

            6.13 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of
                  Article V hereof, the other indemnified parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

            6.14 Headings, Gender, "Person," "including" and "Knowledge". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine,


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

                  feminine, or neuter, as the context requires. Any reference to a "Person" herein shall include an individual, firm, corporation, partnership, limited liability company, trust, governmental authority or body, association, unincorporated organization or any other entity. Whenever used in this Agreement, the word "including" and variations thereof shall not be construed to imply any limitation and shall mean "including but not limited to." "Knowledge" and "Know" and variations thereof with respect to Seller shall include the knowledge of the Partnership, Parent and Parent's other affiliates in addition to the knowledge of Seller.

            6.15 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Moreover, the parties agree that the invalid or unenforceable provision shall be enforced to the maximum extent permitted by law in accordance with the intention of the parties as expressed by such provision.

            6.16 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

            6.17 Partnership Obligations. Whenever any provision of this Agreement purports to impose any pre-Closing obligation on the Partnership, such provision shall be construed to obligate Seller and Parent to cause the Partnership to fulfill such obligation. Whenever any provision of this Agreement purports to impose any post-Closing obligation on the Partnership, such provision shall be construed to obligate Buyer to cause the Partnership to fulfill such obligation. For example, the phrase "the Partnership shall," when used with respect to a pre-Closing obligation, shall be construed to mean "Seller and Parent shall cause the Partnership to."

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]


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

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.

                                        CELLCO PARTNERSHIP
                                        d/b/a VERIZON WIRELESS

                                        By: /s/ Dennis F. Strigl
                                           -------------------------------------
                                            Name: Dennis F. Strigl
                                            Title: President and CEO


                                        SHENANDOAH MOBILE COMPANY

                                        By: /s/ Christopher E. French
                                           -------------------------------------
                                            Name: Christopher E. French
                                            Title: President


                                        SHENANDOAH TELECOMMUNICATIONS COMPANY

                                        By: /s/ Christopher E. French
                                           -------------------------------------
                                            Name: Christopher E. French
                                            Title: President


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